UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
Filed by the Registrant ☒          Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
Ecovyst Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Notice of Annual Meeting
of Stockholders and

Proxy Statement 2025

ecovyst®

Your Catalyst for Positive Change™

600 Lee Road, Suite 200 Wayne, Pennsylvania 19087

April 8, 2025
Dear Stockholder:
We cordially invite you to attend our 2025 Annual Meeting of Stockholders on Thursday, May 8, 2025 at 8:30 a.m. (Eastern Time), to be conducted exclusively via live webcast at www.virtualshareholdermeeting.com/ECVT2025.
The proxy statement accompanying this letter describes the business we will consider at the annual meeting. Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the annual meeting, we encourage you to consider the matters presented in the proxy statement and vote as soon as possible. Instructions for Internet and telephone voting are attached to your proxy card. If you prefer, you can vote by mail by completing and signing your proxy card and returning it in the enclosed envelope.
We hope that you will be able to join us on May 8th.
Sincerely,

Kurt J. Bitting
Director and Chief Executive Officer

2025 PROXY STATEMENT

600 Lee Road, Suite 200 Wayne, Pennsylvania 19087

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
The 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Ecovyst Inc. (the “Company”) will be a virtual meeting conducted exclusively via live webcast at www.virtualshareholdermeeting.com/ECVT2025 on Thursday, May 8, 2025 at 8:30 a.m. (Eastern Time) for the following purposes as further described in the Proxy Statement accompanying this notice:
•	To elect the two director nominees specifically named in the proxy statement, each to serve as Class III directors for a term of one year.
•	To hold an advisory vote on the compensation paid by the Company to its named executive officers.
•	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2025.
•	To consider any other business properly brought before the Annual Meeting.
Stockholders of record at the close of business on March 24, 2025 are entitled to notice of, and entitled to vote at, the Annual Meeting and any adjournments or postponements thereof.
The Company has determined to hold a virtual annual meeting in 2025 in order to facilitate stockholder attendance and participation by enabling stockholders to participate from any location and at no cost. You will be able to attend the Annual Meeting online, vote your shares electronically and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/ECVT2025. To participate in the virtual meeting, you will need the control number included on your proxy card or voting instruction form. The meeting webcast will begin promptly at 8:30 a.m. (Eastern Time). We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:15 a.m. (Eastern Time), and you should allow ample time for the check-in procedures. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual stockholder meeting log in page.
By Order of the Board of Directors,

Joseph S. Koscinski
Secretary
Wayne, Pennsylvania
April 8, 2025

2025 PROXY STATEMENT

2025 PROXY STATEMENT

2025 PROXY STATEMENT

ECOVYST INC.
PROXY STATEMENT
2025 ANNUAL MEETING OF STOCKHOLDERS
May 8, 2025
8:30 a.m. (Eastern Time)
INTRODUCTION
This Proxy Statement provides information for stockholders of Ecovyst Inc. (“we,” “us,” “our,” “Ecovyst” and the “Company”), as part of the solicitation of proxies by the Company and its board of directors (the “Board”) from holders of the outstanding shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), for use at the Company’s 2025 annual meeting of stockholders to be held as a virtual meeting conducted exclusively via live webcast at www.virtualshareholdermeeting.com/ECVT2025 on Thursday, May 8, 2025 at 8:30 a.m. (Eastern Time), and at any adjournments or postponements thereof (the “Annual Meeting”).
At the Annual Meeting, stockholders will be asked to vote either directly or by proxy on the following matters discussed herein:
1.	To elect the two director nominees specifically named in this Proxy Statement, each to serve as Class III directors for a term of one year (the “election of directors”) (Proposal 1).
2.	To hold an advisory vote on the compensation paid by the Company to its named executive officers (the “say-on-pay proposal”) (Proposal 2).
3.
To ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2025 (the “ratification of PwC”) (Proposal 3).

4.	To consider any other business properly brought before the Annual Meeting.
This Proxy Statement, the proxy card, and the Annual Report to stockholders for the fiscal year ended December 31, 2024 (“Annual Report”) are being first mailed to stockholders on or about April 8, 2025.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING TO BE HELD ON MAY 8, 2025: THIS PROXY STATEMENT, THE ANNUAL
REPORT AND THE FORM 10-K FOR FISCAL 2024 ARE AVAILABLE AT WWW.PROXYVOTE.COM.

2025 PROXY STATEMENT	1

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Although we encourage you to read this Proxy Statement in its entirety, we include this Question and Answers section to provide some background information and brief answers to several questions you might have about the Annual Meeting.
Why are we providing these materials?
Our Board is providing these materials to you in connection with our Annual Meeting, which will be a virtual meeting conducted exclusively via live webcast at www.virtualshareholdermeeting.com/ECVT2025 on May 8, 2025 at 8:30 a.m. (Eastern Time). Stockholders are invited to attend the Annual Meeting online and are requested to vote on the proposals described herein.
What information is contained in this Proxy Statement?
This Proxy Statement contains information relating to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our directors and named executive officers, and other required information.
What proposals will be voted on at the Annual Meeting?
There are three proposals scheduled to be voted on at the Annual Meeting:
•	Election of directors:
•	Advisory vote on the say-on-pay proposal; and
•	Ratification of PwC.
We will also consider other business properly brought before the Annual Meeting.
Can I attend the Annual Meeting?
The Company has decided to hold a virtual annual meeting in order to facilitate stockholder attendance and participation by enabling stockholders to participate from any location and at no cost.
To participate in the virtual meeting, you will need the control number included on your proxy card or voting instruction form. The meeting webcast will begin promptly at 8:30 a.m. (Eastern Time). We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:15 a.m. (Eastern Time), and you should allow ample time for the check-in procedures. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual stockholder meeting log-in page.
We are committed to ensuring that stockholders will be afforded substantially the same rights and opportunities to participate as they would at an in-person meeting. You will be able to attend the Annual Meeting online, vote your shares electronically and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/ECVT2025. We will try to answer as many stockholder-submitted questions as time permits that comply with the meeting rules of conduct. However, we reserve the right to edit inappropriate language or to exclude questions that are not pertinent to meeting matters or that are otherwise inappropriate. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.
What shares can I vote?
You may vote all shares of Common Stock that you owned as of the close of business on the record date, March 24, 2025. You may cast one vote per share, including shares (i) held directly in your name as the stockholder of record and (ii) held for you as the beneficial owner through a broker, bank, or other nominee. The proxy card will indicate the number of shares that you are entitled to vote.
As of March 24, 2025, there were 117,385,510 shares of Common Stock outstanding, all of which are entitled to be voted at the Annual Meeting. A list of stockholders will be available at our headquarters at 600 Lee Road, Suite 200 Wayne, Pennsylvania 19087 for a period of at least ten days prior to the Annual Meeting.

2	2025 PROXY STATEMENT

What is the difference between being a stockholder of record and a beneficial owner of shares held in street name?
Many of our stockholders hold their shares through brokers, banks, or other nominees, rather than directly in their own names. As summarized below, there are differences between being a stockholder of record and a beneficial owner of shares held in street name.
Stockholder of record: If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, you are the stockholder of record with respect to those shares and the proxy materials were sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the individual named on the proxy card and to vote at the Annual Meeting.
Beneficial owner of shares held in street name: If your shares are held in a brokerage account or by a bank or other nominee, then you are the “beneficial owner of shares held in street name” and the proxy materials were forwarded to you by your broker, bank or other nominee, who is considered to be the stockholder of record. As a beneficial owner of shares held in street name, you have the right to instruct the broker, bank or other nominee holding your shares how to vote your shares.
How do I vote?
There are four ways to vote:
•
By attending the Annual Meeting Online. During the Annual Meeting, you may vote online by following the instructions at www.virtualshareholdermeeting.com/ECVT2025. Have your proxy card or voting instruction form available when you access the virtual stockholder meeting webpage.

•
Online. You may vote by proxy by visiting www.proxyvote.com and entering the control number found on your proxy card. The availability of online voting may depend on the voting procedures of the broker, bank or other nominee that holds your shares.

•
Phone. You may vote by proxy by calling the toll-free number found on your proxy card. The availability of phone voting may depend on the voting procedures of the broker, bank or other nominee that holds your shares.

•	Mail. You may vote by proxy by filling out your proxy card and returning it in the envelope provided.
All shares represented by valid proxies received prior to the taking of the vote at the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions. Even if you plan on attending the Annual Meeting online, we encourage you to vote your shares in advance online, by phone, or by mail to ensure that your vote will be represented at the Annual Meeting.
Can I change my vote or revoke my proxy?
You may revoke your proxy and change your vote at any time before the taking of the vote at the Annual Meeting.
•
By Attending the Annual Meeting Online. You may revoke your proxy and change your vote by attending the Annual Meeting online and voting electronically during the meeting. However, your attendance online at the Annual Meeting will not automatically revoke your proxy unless you properly vote electronically during the Annual Meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation prior to the Annual Meeting to Ecovyst’s Secretary at 600 Lee Road, Suite 200 Wayne, Pennsylvania 19087.

•	Online. You may change your vote using the online voting method described above, in which case only your latest internet proxy submitted prior to the Annual Meeting will be counted.
•	Phone. You may change your vote using the phone voting method described above, in which case only your latest telephone proxy submitted prior to the Annual Meeting will be counted.
•
Mail. You may revoke your proxy and change your vote by signing and returning a new proxy card dated as of a later date, in which case only your latest proxy card received prior to the Annual Meeting will be counted.

2025 PROXY STATEMENT	3

What happens if I do not instruct how my shares should be voted?
Stockholders of record. If you are a stockholder of record and you:
•	indicate when voting online or by phone that you wish to vote as recommended by the Board; or
•	sign and return a proxy card without giving specific instructions, then the person named as proxy holder, Joseph S. Koscinski, will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as he may determine in his best judgment with respect to any other matters properly presented for a vote at the Annual Meeting.
Beneficial owners of shares held in street name. If you are a beneficial owner of shares held in street name and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions, then the broker, bank or other nominee that holds your shares may generally vote your shares in their discretion on “routine” matters, but cannot vote on “non-routine” matters.
What are routine and non-routine proposals?
The following proposal is considered a routine matter:
•	Ratification of PwC (Proposal 3).
A broker, bank or other nominee may generally vote in their discretion on routine matters, and therefore no broker non-votes (as described below) are expected in connection with Proposal 3.
The following proposals are considered non-routine matters:
•	Election of directors (Proposal 1); and
•	Advisory vote on the say-on-pay proposal (Proposal 2).
If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that broker, bank or other nominee will inform the inspector of election that it does not have the authority to vote on the matter with respect to your shares. This is generally referred to as a “broker non-vote.” Therefore, broker non-votes may exist in connection with Proposals 1 and 2.
What constitutes a quorum for the Annual Meeting?
The presence at the Annual Meeting, online or by proxy, of the holders of Common Stock representing a majority of the shares outstanding and entitled to vote for the election of directors is necessary to constitute a quorum for all purposes.
What vote is required to approve each proposal?
Proposal 1: Election of directors. Directors are elected by a plurality of the votes cast. Therefore, if you do not vote for a nominee, or you “withhold authority to vote” for a nominee, your vote will not count either “for” or “against” the nominee.
Proposal 2: Advisory vote on the say-on-pay proposal. Generally, approval of any matter presented to stockholders (other than the election of directors) requires the affirmative vote of a majority of the votes cast on the matter. However, because this proposal asks for a non-binding, advisory vote, there is no “required” vote that would constitute approval.
Proposal 3: Ratification of PwC. The affirmative vote of a majority of the votes cast is required to ratify the selection of PwC as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2025.

4	2025 PROXY STATEMENT

What effect will broker non-votes and abstentions have?
Broker non-votes and abstentions are counted as present and entitled to vote for purposes of determining whether a quorum is present. Broker non-votes and abstentions will have no effect on the outcome of Proposals 1 and 2. No broker non-votes are expected in connection with Proposal 3.
Who pays for costs relating to the proxy materials and Annual Meeting?
The costs of preparing, assembling, and mailing this Proxy Statement, the proxy card, and the Annual Report, along with the cost of posting the proxy materials on a website, are to be borne by us. In addition to the use of mail, our directors, officers, and employees may solicit proxies personally and by telephone, facsimile, and other electronic means. They will receive no compensation in addition to their regular compensation. We may request banks, brokers and other custodians, nominees, and fiduciaries forward copies of the proxy materials to their principals and request authority for the execution of proxies. We may reimburse these banks, brokers, and other custodians for their expenses in doing so.
Who should I call if I have any questions?
If you have any questions about the Annual Meeting, voting or your ownership of our Common Stock, please call us at (484) 617-1200 or send an email to InvestorRelations@ecovyst.com.

2025 PROXY STATEMENT	5

BOARD OF DIRECTORS
PROPOSAL 1
ELECTION OF DIRECTORS
The Company currently has a classified Board consisting of two directors with terms expiring in 2025 (Class II), three directors with terms expiring in 2026 (Class III), and three directors with terms expiring in 2027 (Class I). At the 2024 annual meeting of stockholders, the stockholders voted to approve a proposal to amend the Company’s Second Restated Certificate of Incorporation, as amended and corrected (the “Charter”), to eliminate the classified board structure beginning at this Annual Meeting (the “Charter Amendment”). The Charter Amendment provides that, subject to the special rights of the holders of any series of Preferred Stock to elect directors, (a) at the 2025 annual meeting of stockholders, the Board will be classified into two classes, Class I and Class III and that each of the successors of the current Class II directors will be nominated for election as Class III directors with a term to expire at the 2026 annual meeting of stockholders, and (b) commencing with the election of directors at the annual meeting of stockholders to be held in 2026, there shall be a single class of directors, Class I, with all directors of such class having a term that expires at the annual meeting of stockholders to be held in 2027. From and after the annual meeting of stockholders to be held in 2027, the Board shall cease to be classified, and thereafter, all directors shall be elected for terms expiring at the next succeeding annual meeting of stockholders. Ms. Ward and Mr. Brown are the Class II directors whose terms expire at the Annual Meeting.
Our Board has nominated, and stockholders are being asked to re-elect, Ms. Ward and Mr. Brown as Class III directors with terms expiring at our 2026 annual meeting of stockholders. If elected, the nominees will each hold office until our 2026 annual meeting of stockholders, subject to the election and qualification of each such nominee’s successor and such successor’s earlier death, resignation, or removal.
Each of the above nominees has indicated his or her willingness to serve, if elected. However, if a nominee should be unable to serve, the shares of Common Stock represented by proxies may be voted for a substitute nominee designated by the Board. Management has no reason to believe that any of the above-mentioned persons will not serve his or her term as a director.
We believe that all our nominees possess the professional and personal qualifications necessary for Board service, and we have highlighted particularly noteworthy attributes for each director in the individual biographies below.
The Board recommends a vote “FOR” the election of each of the director nominees.
The following table sets forth the name, age, and class, as of March 1, 2025, of individuals who currently serve as directors on our Board.

Name	Age	Position	Class
Anna C. Catalano	65	Director	Class I
Sarah Lorance	51	Director	Class I
Donald Althoff	68	Director	Class I
Susan F. Ward	64	Director	Class II
Bryan K. Brown	57	Director	Class II
Kevin M. Fogarty	59	Non-Executive Chairman	Class III
Kurt J. Bitting	49	Director and CEO	Class III
David A. Bradley	54	Director	Class III

6	2025 PROXY STATEMENT

Class II – Directors with Terms Expiring in 2025

SUSAN F. WARD Age: 64 Independent Director
Susan F. Ward has served on our Board since 2020. A respected accounting professional, Ms. Ward spent 27 years serving in a variety of roles at United Parcel Service, Inc. (“UPS”), most recently as its Chief Accounting Officer from 2015 until her retirement in August 2019. Prior to her tenure at UPS, Ms. Ward spent 10 years at Ernst & Young in Assurance Services. Ms. Ward has served on the board of Saia, Inc. since November 2019 and currently serves as the chairperson of its Audit Committee. Since September 2021, she also has served as a member of the board of Global Business Travel Group, Inc., where she also serves as chairperson of its Audit Committee and as a member of its Risk Management and Compliance Committee. Ms. Ward is well qualified to serve on our Board and she was re-nominated to serve on the Board for election at this Annual Meeting because of her years of experience as a senior financial executive of a multi-national business, as well as her public accounting experience.

BRYAN K. BROWN Age: 57 Independent Director
Bryan K. Brown has served on our Board since April 2022. Mr. Brown has served as a partner at Jones Day in its Financial Markets – Capital Markets practice since April 2019. Prior to joining Jones Day, Mr. Brown served as a partner at Reed Smith from November 2013 to April 2019, at Thompson Knight from March 2012 to November 2013, and Porter Hedges from May 1998 to February 2012. Mr. Brown currently serves as a member of the board of advisors of the College of Business at Sam Houston University and The John Cooper School, where he is a member of the Audit Committee. Prior to entering private practice, Mr. Brown worked at the Division of Corporate Finance at the U.S. Securities and Exchange Commission. Mr. Brown is an active member of the National Association of Corporate Directors (“NACD”), and has completed the NACD Directorship Certified® program. From September 1986 until September 2006, Mr. Brown served in the U.S. Army and he was honorably discharged at the rank of Captain in September 2006. Mr. Brown is well qualified to serve on our Board and he was re-nominated to serve on the Board for election at this Annual Meeting because of his extensive experience advising public companies and his extensive leadership experience.

2025 PROXY STATEMENT	7

Class III – Directors with Terms Expiring in 2026

KURT J. BITTING Age: 49 Director and Chief Executive Officer
Kurt J. Bitting has served on our Board since April 2022. Mr. Bitting became our Chief Executive Officer in April 2022. Prior to that, he served as our Vice President and President—Ecoservices (formerly Refining Services) from March 2019 to April 2022. From September 2017 until February 2019, Mr. Bitting served as our Vice President of Ecoservices. Between May 2016 and August 2017, he was our Business Director in the Eco Services business. Mr. Bitting also previously held management positions at Kinder Morgan, Inc., Sprint Corporation, Solvay USA Inc., and Eco Services Operations LLC. Mr. Bitting began his career in the U.S. Army where he served as a Company Commander in the 10th Mountain Division. Mr. Bitting is well qualified to serve on our Board because of his extensive management and leadership experience.

DAVID A. BRADLEY Age: 54 Independent Director
David A. Bradley has served on our Board since April 2022. Since March 2019, Mr. Bradley has served as the President and Chief Executive Officer and member of the board of directors of SI Group. Prior to joining SI Group, Mr. Bradley served as President and Chief Executive Officer and member of the board of directors of Nexeo Solutions between 2011 and 2019. Prior to that, Mr. Bradley spent seven years at Kraton Corporation, where he held several executive positions, including Chief Operating Officer, Vice President of Global Operations, and Vice President of Business Transformation. Since 2019, he also has been a member of the board of directors of South Texas Truck Centers LLP. Mr. Bradley is well qualified to serve on our Board because of his extensive experience in the chemicals sector and his extensive management and leadership experience,.

KEVIN M. FOGARTY Age: 59 Non-Executive Chairman and Independent Director
Kevin M. Fogarty became a director and our Chairman in April 2022, and he became chairman of our Nominating and Corporate Governance Committee in July 2022, serving in that position until December 31, 2023. From January 2008 until March 2022, Mr. Fogarty served as Kraton Corporation’s President and Chief Executive Officer and as a member of its board of directors from September 2009 until March 2022. From May 2005 to December 2007, he served as Kraton’s Executive Vice President of Global Sales and Marketing. From May 2004 to April 2005, Mr. Fogarty served as President, Polymers and Resins, of Invista. From 1991 to April 2004, Mr. Fogarty held a variety of roles within the Koch Industries, Inc. family of companies. Since November 2024, Mr. Fogarty has served as Chairman of the board of directors and as a member of the Compensation Committee of Magnera Corporation, which was created as a result of the November 2024 merger of P.H. Glatfelter Company and the Health, Hygiene and Specialties Global Nonwovens and Films business of Berry Global. Prior to the creation of Magnera Corporation and between 2012 and November 2024, he served as Chairman of the board of directors of Glatfelter and also served on its Compensation Committee and Nominating and Corporate Governance Committee. Since 2022, he also has served on the board of directors of OPAL Fuels Inc., where he also serves on its Audit and Compensation Committees. He formerly has served as a director of the American Chemistry Council. Mr. Fogarty is well qualified to serve on our Board because of his extensive experience in the chemicals sector and his extensive management and leadership experience.

8	2025 PROXY STATEMENT

Class I – Directors with Terms Expiring in 2027

ANNA C. CATALANO Age: 66 Independent Director
Anna C. Catalano has served on our Board since July 2022. Ms. Catalano has over 30 years of business experience, including senior roles at BP plc and its predecessor company, Amoco Corporation, until her retirement in 2003 and two decades of public and private board service. In September 2008, she co-founded The World Innovation Network, a nonprofit network of innovators to work toward global prosperity, and continued to work with that organization until 2021. Since 2017, she has served on the board of directors of HF Sinclair Corporation, where she is a member of the Nominating, Governance and Social Responsibility and Compensation Committees. Since 2018, she has served on the board of directors of Frontdoor, Inc., where she is the chair of the Compensation Committee. Since May 2022, she has served on the board of directors of Hexion, Inc. Previously, she served on the boards of directors of Willis Towers Watson from June 2006 until June 2022 and Kraton Corporation from September 2011 until March 2022. Ms. Catalano is well qualified to serve on our Board because of her experience in, and knowledge of, the refining sector, including with respect to both traditional and renewable fuels, and extensive experience serving as both a public and private company director,.

SARAH LORANCE Age: 51 Independent Director
Sarah Lorance has served on our Board since March 2024. Ms. Lorance has over 25 years of business experience, including as Owner and Executive Consultant at Autumn Advisors, LLC since November 2021 and in various capacities from March 1998 to October 2020 at Elevance Health, Inc. (formerly Anthem, Inc.), where she most recently served as Chief Compliance Officer. Additionally, she has served on the board of directors of VSP Vision since January 2024, where she is a member of the Finance and Audit Committees. Ms. Lorance has also served on the board of directors of the Knoebel Institute of Healthy Aging at the University of Denver since September 2023, where she is an advisory board member. Between January 2015 and October 2024, she served on the board of directors of the Alzheimer's Association, where she was Chair of the Board, Chair of the Executive Committee, and a member of the Compensation, Governance and Nominating, Finance and Audit Committees. She holds a B.B.A. degree in Accounting from the University of Iowa. She also is a certified public accountant (inactive) and is NACD Directorship Certified®. Ms. Lorance is well qualified to serve on our Board because of her finance, risk management, compliance, and general business experience.

Donald Althoff Age: 68 Independent Director
Donald Althoff has served on our Board since May 2024. Mr. Althoff has over 40 years of experience in the chemical and energy industries. From September 2019 to September 2022, he served as Director and Chairman of the Board of Vereson Midstream LP, and from September 2019 to December 2022, he served as Director of Alliance Pipeline and Aux Sable LP. From October 2017 to September 2019, he served as President and Chief Executive Officer of Veresen Midstream LP, and he served as President and Chief Executive Officer of Veresen Inc. from November 2012 to September 2017. From October 2008 to September 2012, he served as President and Chief Executive Officer at Flex Fuel. From 1981 to 2008, Mr. Althoff served in roles of increasing responsibility with Amoco Corporation and BP PLC. Mr. Althoff holds a Bachelor of Science in Chemical Engineering from the University of Illinois. Mr. Althoff is well qualified to serve on our Board because of his experience in the chemical and energy industries as well as his general business experience.

2025 PROXY STATEMENT	9

DIRECTOR COMPENSATION
Director Compensation
In accordance with our non-employee director compensation policy, which has been in place since the time of our initial public offering (“IPO”), each of our non-employee directors is compensated as follows:
•	Each eligible non-employee director receives an annual cash retainer of $50,000.
•	The chairperson of the Audit Committee receives an additional annual cash retainer of $20,000.
•	The chairperson of each committee, other than the Audit Committee, receives an additional annual cash retainer of $15,000.
•
Each eligible non-employee director receives an annual equity grant in the form of restricted stock units (“RSUs”) with a grant date fair value of $200,000. The terms of each such award are set forth in an award agreement between each director and us, which generally provides for vesting after one year of continued service as a director or upon an earlier occurrence of a change in control.

Mr. Fogarty receives the standard director pay package outlined above, plus a $250,000 fee differential for his service as Non-Executive Chairman. The fee differential is paid in the form of an additional annual cash retainer of $50,000 and additional RSUs with a grant date fair value of $200,000. As is the case with the RSUs granted to other non-employee directors, the restricted stock units which form a part of the fee differential provide for vesting after one year of continued service as director or upon an earlier occurrence of a change in control.
All cash and equity awards granted under the non-employee director compensation policy are granted under, and subject to the limits of, the Ecovyst Inc. 2017 Omnibus Incentive Plan, as amended and restated (the “2017 Plan”). Annual cash retainers are paid quarterly in arrears.
On January 22, 2024, the Company granted 22,701 RSUs to each of Messrs. Bradley and Brown, Ms. Catalano, and Ms. Ward. Each award vested subject to the director’s continued service through January 22, 2025 (or upon an earlier occurrence of a change in control). In addition, on January 22, 2024 the Company granted 45,402 RSUs to Mr. Fogarty, consisting of 22,701 RSUs for his service on the Board and 22,701 RSUs as a part of the fee differential for his service as Non-Executive Chair of the Board. Each award of RSUs vested subject to Mr. Fogarty’s continued service through January 22, 2025 (or upon an earlier occurrence of a change in control). On March 8, 2024, the Company granted 18,077 RSUs to Ms. Lorance in connection with her appointment to the Board. The award vested subject to Ms. Lorance’s continued service through March 8, 2025 (or upon an earlier occurrence of a change in control). On May 20, 2024, the Company granted 13,303 RSUs to Mr. Althoff in connection with his election as a director at the 2024 annual meeting of stockholders. The award vests subject to Mr. Althoff’s continued service through May 20, 2025 (or upon an earlier occurrence of a change in control).
Stock Ownership Guidelines for Non-Employee Directors
Under our stock ownership guidelines applicable to our non-employee directors, each of our non-employee directors is expected to have ownership of Company stock in an amount equal to at least $625,000. Non-employee directors have five years to achieve the required ownership levels and, until they satisfy their ownership requirements, are subject to a holding requirement with respect to 50% of the shares they acquire upon the vesting or exercise of equity-based awards (on an after-tax basis).

10	2025 PROXY STATEMENT

The following table summarizes the ownership of our Common Stock as of December 31, 2024 by our non-employee directors who were serving on our Board as of December 31, 2024:

Name	Ownership Requirement	Ownership(1)
Anna Catalano(2)	$625,000	0.68x
David Bradley(3)	$625,000	0.98x
Bryan Brown(4)	$625,000	0.76x
Kevin Fogarty(5)	$625,000	1.96x
Susan F. Ward(6)	$625,000	0.80x
Don Althoff(7)	$625,000	0.16x
Sarah Lorance(8)	$625,000	0.21x

(1)
Calculated using the average closing price of $7.39 during the 90-day period preceding December 31, 2024, in accordance with the terms of our stock ownership guidelines. Ownership multiples are rounded to the nearest one-hundredth.

(2)	Ms. Catalano joined our Board on July 27, 2022 and therefore has until July 27, 2027 to satisfy the stock ownership requirement.
(3)	Mr. Bradley joined our Board on April 27, 2022 and therefore has until April 27, 2027 to satisfy the stock ownership requirement.
(4)	Mr. Brown joined our Board on April 27, 2022 and therefore has until April 27, 2027 to satisfy the stock ownership requirement.
(5)	Mr. Fogarty joined our Board on April 27, 2022 and therefore has until April 27, 2027 to satisfy the stock ownership requirement, although he satisfied the requirement as of December 31, 2024.
(6)	Ms. Ward joined our Board on June 1, 2020 and therefore has until June 1, 2025 to satisfy the stock ownership requirement.
(7)	Mr. Althoff joined our Board on May 8, 2024, and therefore has until May 8, 2029 to satisfy the stock ownership requirement.
(8)	Ms. Lorance joined our Board on March 1, 2024, and therefore has until March 1, 2029 to satisfy the stock ownership requirement.
Director Compensation Table
The following table sets forth certain information with respect to cash compensation and stock awards granted to our non-employee directors in 2024. Mr. Bitting did not receive compensation for his service on our Board in 2024. The compensation that he received in his capacity as an executive officer of the Company is reported in the Summary Compensation Table below.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
David A. Bradley	$65,000	$200,041	—	—	$265,041
Bryan K. Brown	$50,000	$200,041	—	—	$250,041
Anna C. Catalano	$65,000	$200,041	—	—	$265,041
Robert Coxon(3)	$23,036	$200,041	—	—	$223,077
Kevin M. Fogarty	$100,000	$400,082	—	—	$500,082
Kyle Vann(4)	$17,720	$200,041	—	—	$217,761
Susan F. Ward	$70,000	$200,041	—	—	$270,041
Sarah Lorance(5)	$41,667	$167,212	—	—	$208,879
Don Althoff(6)	$42,143	$130,103	—	—	$130,103

(1)
As described above and in addition to the annual cash retainer of $50,000 for Board service, Ms. Ward, Ms. Catalano and Messrs. Bradley, Althoff, and Coxon received an additional annual retainer for their service as committee chairs. Ms. Ward served as chair of the Audit Committee and received an additional annual retainer of $20,000 for such service. Ms. Catalano served as chair of the Nominating and Corporate Governance Committee and received an additional annual retainer of $15,000 for such service. Mr. Bradley served as chair of the Compensation Committee and received an additional annual retainer of $15,000 for such service. Mr. Coxon served as the chair of the Health, Safety, Environment and Security Committee from January 1, 2024 until his resignation from the Board on May 8, 2024 and he received an additional retainer of $5,275 for such service during such period. Mr. Althoff replaced Mr. Coxon as chair of the Health, Safety, Environment and Security Committee effective on May 8, 2024 and received an additional retainer of $9,725 for such service in 2024. As described above, Mr. Fogarty receives the standard director pay package outlined above plus a $250,000 annual fee differential for his service as Non-Executive Chairman. The fee differential is paid in the form of an additional annual cash retainer of $50,000 and additional RSUs with a grant date fair value of $200,000.

(2)
As required by Securities and Exchange Commission (“SEC”) rules, amounts shown present the aggregate grant date fair value of RSU and stock awards granted to our non-employee directors during 2024, calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 (“ASC Topic 718”), excluding the effect of any estimated forfeitures. For information on the valuation assumptions made in the calculation of these amounts, refer to Note 21 to the audited consolidated financial statements in our Form 10-K for the fiscal year ended December 31, 2024.

(3)	Mr. Coxon resigned from our Board effective on May 8, 2024 for health reasons.
(4)	In accordance with the Board’s Director Retirement Policy, Mr. Vann did not stand for re-election to the Board at the 2024 Annual Meeting of Stockholders and left the Board on May 8, 2024.
(5)	Ms. Lorance was appointed to our Board effective on March 1, 2024.
(6)	Mr. Althoff was elected to our Board at the 2024 Annual Meeting of Stockholders on May 8, 2024.

2025 PROXY STATEMENT	11

CORPORATE GOVERNANCE
General Governance Framework Highlights

✔	Board declassification process commences at the 2025 Annual Meeting	✔	Stock ownership guidelines applicable to directors and named executive officers
✔	Seven of our eight directors are independent	✔	Board retirement / tenure policy promotes refreshment
✔	All Board committees are comprised of independent directors	✔	No stockholder rights plan in effect
✔	Non-Executive Board Chair	✔	Shareholder action by written consent permitted
✔	Half of our directors are diverse	✔	No supermajority vote to remove directors or amend charter or bylaws
✔	Robust Board continuing education program	✔	Active oversight of risk and strategy by Board and management
✔	Regular meetings of non-management, independent directors	✔	Robust Code of Conduct applicable to directors, officers, and employees

Governance Review and Governance Changes
As a result of the Board’s review of the Company’s corporate governance framework in 2023 to determine if changes to our policies and practices were warranted, the Board included the Charter Amendment on the ballot for the 2024 annual meeting of stockholders. The stockholders voted to approve the Charter Amendment, which provides that following a two-year transition period, the Company’s stockholders will vote on the election of the entire Board on an annual basis. The Board’s decision to propose the Charter Amendment at the 2024 annual meeting of stockholders was informed by the current trend in corporate governance leading away from classified boards in favor of electing all directors annually, and the Board’s recognition that a classified board structure may reduce directors’ accountability to stockholders because stockholders are not provided the opportunity to express a view on each director’s performance by means of an annual vote.
The Board is committed to adhering to best practices in corporate governance. From time to time, the Board will continue to evaluate the governance structure for the Company and may make changes if they are deemed to be in the best interest of the Company and its stockholders.
Board Structure, Meetings and Attendance, Executive Sessions, and Education
Our Board currently consists of eight members, with Mr. Fogarty serving as Non-Executive Chairman of the Board. In this capacity, Mr. Fogarty leads all meetings of the Board and of its non-management, independent directors consistent with the provisions of our Corporate Governance Guidelines. Our Board and its committees meet periodically throughout the year, as needed, to oversee management of the Company’s business and affairs for the benefit of its stockholders. During 2024, the Board held nine meetings. Each director other than Mr. Coxon attended more than 75% of Board meetings and meetings of its applicable committees on which such directors served in 2024 (during the periods when they served). Mr. Coxon resigned from the Board effective May 8, 2024 due to health reasons and, unfortunately, passed away in December 2024. We encourage, but do not require, our directors to attend annual meetings of stockholders and all of the then-sitting directors attended our 2024 annual meeting of stockholders (other than those directors who were not continuing service following the 2024 annual meeting of stockholders).
As set forth in our Corporate Governance Guidelines, our Board and its committees regularly have access to those Company employees as the Board or its committees deems necessary to effectively oversee the management of the Company. At each of our regularly scheduled Board and committee meetings, our executive management team and other Company employees provide information regarding their respective businesses and functions and the Board members have the opportunity to pose questions to such executives and employees.

12	2025 PROXY STATEMENT

Also consistent with our Corporate Governance Guidelines, the Board and its committees have the opportunity to engage outside advisers to provide such advice as the Board or its committees requires to effectively oversee the management of the Company.
Periodically throughout the year, the non-employee and independent directors meet in executive session without members of management present. These meetings allow such non-employee and independent directors to discuss issues of importance to the Company, including the business and affairs of the Company and matters concerning management, without any member of management present. As noted above, Mr. Fogarty presides over all such meetings. During 2024, the non-employee and independent directors met without management present at seven meetings of the Board.
In an effort to ensure that Board members have adequate information about the Company and its operations as well as good governance practices, the Board receives regular education sessions or “Teach-Ins” from Company employees and outside advisors on various topics relating to the Board’s oversight function for the Company. Those sessions have included educational presentations relating to production of advanced silicas, the Ecoservices segment’s utilization of natural gas as an energy source, global sustainability regulations, biocatalysts and the Company’s business in that sector, and various enterprise risk management topics. Directors also are encouraged to participate in director education programs other than those sponsored by the Company in order to stay abreast of governance best practices, emerging issues and trends that impact public company boards.
Board Independence
Our Corporate Governance Guidelines provide that our Board shall consist of the number of directors who are independent as is required and determined in accordance with applicable laws and regulations and requirements of the New York Stock Exchange (“NYSE”) and SEC rules. Under our Corporate Governance Guidelines, an “independent” director is one who meets the qualification requirements for being an independent director under applicable laws and the corporate governance listing standards of the NYSE. Our Board evaluates any relationships between each director or director nominee and the Company and makes an affirmative determination whether or not such director or director nominee is independent. As a result of this review, our Board has affirmatively determined that each current member of our Board, with the exception of Mr. Bitting, our Chief Executive Officer, is independent under applicable laws and the corporate governance listing standards of the NYSE.
Board and Committee Annual Performance Reviews
Our Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee is responsible for reporting annually to the Board an evaluation of the overall performance of the Board. In addition, the written charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee provide that each such committee shall evaluate its performance on an annual basis using criteria that it has developed and shall report to the Board on its findings. The Board and each committee of the Board conducts such performance reviews on an annual basis.
Committees and Committee Composition
During fiscal 2024, the Board had four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Health, Safety, Environment and Security Committee. The charter for each committee can be found in the Investors section of our website at https://investor.ecovyst.com under “Management & Governance” and more information about the primary roles and responsibilities of each committee is set forth below. The members of each committee are appointed by the Board, and, consistent with our Corporate Governance Guidelines, the Board takes into consideration the particular skills of Board members when appointing members to each committee. In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues.
The chairpersons of the standing Board committees regularly provide reports to the full Board regarding the topics of discussions of their respective committee meetings and actions taken at such committee meetings.

2025 PROXY STATEMENT	13

The table below provides information about the membership of our standing Board committees during fiscal 2024:

Name	Audit	Compensation	Nominating and Corporate Governance	Health, Safety, Environment and Security
Susan F. Ward	*
Kyle Vann(1)	X	X
Robert Coxon(2)	X			*
Don Althoff(3)				*
Kevin M. Fogarty(4)		X	X
David A. Bradley		*		X
Bryan K. Brown	X		X
Anna C. Catalano		X	*
Sarah Lorance(5)	X
Kurt Bitting(6)				X
Number of meetings during fiscal 2024	5	5	2	2

*	Committee Chair
(1)
Mr. Vann served as a member of our Audit Committee and Compensation Committee from January 1, 2024 through May 8, 2024, when he resigned from our Board and did not stand for re-election at our 2024 annual meeting of stockholders.

(2)
Mr. Coxon served as Chair of our Health, Safety, Environment and Security Committee and as a member of our Audit Committee from January 1, 2024 through May 8, 2024, when he resigned from our Board for health reasons. Effective upon Mr. Coxon’s resignation on May 8, 2024, Mr. Althoff became Chair of our Health, Safety, Environment and Security Committee.

(3)
Mr. Althoff became Chair of our Health, Safety, Environment and Security Committee effective upon Mr. Coxon’s resignation from the Board on May 8, 2024 and served in such capacity through December 31, 2024.

(4)	Mr. Fogarty served as a member of our Nominating and Corporate Governance Committee during the entirety of 2024. On May 8, 2024, Mr. Fogarty became a member of our Compensation Committee.
(5)	Ms. Lorance became a member of our Audit Committee on May 8, 2024.
(6)	Mr. Bitting became a member of our Health, Safety, Environment and Security Committee on May 8, 2024.

14	2025 PROXY STATEMENT

Additional information regarding our Board committees and their roles is set forth below:
Audit Committee — Among other matters, the Audit Committee’s duties and responsibilities are to:
•
appoint or replace, compensate, and oversee the Company’s independent auditors, who will report directly to the Audit Committee, for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for us;

•
pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our outside auditors, subject to de minimis exceptions that are approved by the Audit Committee prior to the completion of the audit;

•
review and discuss with management and the outside auditors the annual audited and quarterly unaudited financial statements, our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the selection, application and disclosure of critical accounting policies and practices used in the financial statements;

•
discuss with management and the outside auditors any significant financial reporting issues and judgments made in connection with the preparation of our financial statements, including any significant changes in our selection or application of accounting principles;

•
review and discuss with management our legal, regulatory and compliance programs, including procedures and practices relating to compliance with applicable anti-corruption and anti-bribery laws and swaps transactions;

•	oversee our enterprise risk management program;
•	oversee our cybersecurity risk mitigation efforts and the disclosure of cyber incidents if such disclosure is required by SEC rules; and
•	review and discuss with management and the independent auditor any major issues as to the adequacy of our internal controls and any special steps adopted in light of material control deficiencies.
The members of our Audit Committee as of the date of this Proxy Statement are Susan F. Ward (Chair), Bryan K. Brown and Sarah Lorance. Our Board has determined that Ms. Ward, Mr. Brown, and Ms. Lorance each meet the independence requirements of Rule 10A-3 under the Exchange Act, and the governance and listing standards of the NYSE. All of the members of the Audit Committee are financially literate and each of Ms. Ward, Ms. Lorance and Mr. Brown is also considered an “audit committee financial expert” within the meaning of the applicable rules of the SEC.
Compensation Committee — Among other matters, the Compensation Committee’s duties and responsibilities are to:
•
review the Company’s overall compensation strategy, including base salary, incentive compensation and equity-based grants, to provide for appropriate rewards and incentives for the Company’s management and employees;

•	review and approve corporate goals and objectives relevant to our Chief Executive Officer and other executive officer compensation;
•	evaluate the performance of our Chief Executive Officer and other executive officers in light of those goals and objectives;
•	determine and approve the compensation of our Chief Executive Officer and other executive officers; and
•	administer the Company’s equity-based plans and management incentive compensation plans and grant awards under such plans.
The Compensation Committee as of the date of this Proxy Statement consists of David A. Bradley (Chair), Anna Catalano and Kevin M. Fogarty. Our Board has determined that each member of the Compensation Committee meets the independence requirements under the governance and listing standards of the NYSE and are “non-employee directors” under Rule 16b-3 of the Exchange Act.

2025 PROXY STATEMENT	15

Nominating and Corporate Governance Committee — Among other matters, the Nominating and Corporate Governance Committee’s duties and responsibilities are to:
•
identify individuals qualified to become Board members, receive nominations for such qualified individuals, recommend director nominees to the Board and recommend qualified individuals to serve as committee members on the various Board committees;

•	review our Corporate Governance Guidelines at least on an annual basis and recommend changes as necessary;
•
articulate to the directors what service on the Board entails, including reference to our Corporate Governance Guidelines and the basic responsibilities of directors with respect to attendance at Board meetings and advance review of meeting materials;

•	review the Company’s practices and policies regarding Board size, retirement and tenure requirements, Board refreshment and service of non-employee directors;
•	recommend to the Board and its committees the processes for annual evaluations of the Board and its committees;
•	oversee the Company’s ethics and compliance functions, including our Code of Conduct and Code of Ethics for Senior Executives and Financial Officers (“Code of Ethics”);
•	oversee Company policies with respect to significant issues of corporate public responsibility, including political contributions; and
•	review and approve all related party transactions to the extent such transactions are required to be disclosed in any public filings made by the Company pursuant to Item 404 of Regulation S-K.
The Nominating and Corporate Governance Committee as of the date of this Proxy Statement consists of Anna C. Catalano (Chair), Kevin M. Fogarty, and Bryan K. Brown. Our Board has determined that each member of the Nominating and Corporate Governance Committee is independent as defined under the governance and listing standards of the NYSE.
Health, Safety, Environment and Security Committee — Among other matters, the Health, Safety, Environment and Security Committee’s duties and responsibilities are to:
•	review the Company’s health, safety, environmental, security and sustainability policies, initiatives and performance;
•	review management systems designed to ensure compliance with applicable laws, regulations and Company standards with respect to health, safety, environmental, security and sustainability matters;
•	review and provide input to the Company on the management of current and emerging health, safety, environmental, security and sustainability issues; and
•	review the organization’s progress and performance in achieving goals, targets and objectives with respect to health, safety, environment, security and sustainability.
The Health, Safety, Environment and Security Committee as of the date of this Proxy Statement consists of Donald Althoff (Chair), Kurt Bitting, and David A. Bradley.
Compensation Committee Interlocks and Insider Participation
None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

16	2025 PROXY STATEMENT

Our Board’s Role in Risk Oversight
It is management’s responsibility to manage risk and bring to the Board’s attention risks that are material to the Company. The Board has oversight responsibility for the systems established to report and monitor the most significant risks applicable to the Company. The Board believes that evaluating the executive team’s management of the various risks confronting the Company is one of its most important areas of oversight.
In accordance with this responsibility, the Board administers its risk oversight role directly and through its committee structure and the committees’ regular reports to the Board at Board meetings. The Board reviews strategic, financial and execution risks and exposures associated with the annual plan and long-term plans, material litigation and other matters that may present material risk to the Company’s operations, plans, prospects or the Company’s reputation, acquisitions and divestitures, senior management succession planning and enterprise risk management.
In connection with risk oversight, Board committees assist with the review, assessment and oversight of the Company’s risk management efforts. The chart below sets forth some examples of the roles Board committees play in risk oversight:

Committee	Risk Oversight Areas
Audit Committee
•
The design, adequacy and effectiveness of our internal controls
•
Review of our earnings releases and quarterly and annual report filings with the SEC
•
Review of the design and execution of the Company’s enterprise risk management program and material risks identified as part of annual review of Company risks
•
The integrity of the Company’s information technology systems, the adequacy of security measures taken to protect such systems and disclosure of material cyber incidents in accordance with SEC rules

Compensation Committee
•
Whether the Company’s compensation policies and practices provide appropriate incentives to management or encourage undue risk-taking by management
•
Applying, if necessary, the clawback provisions of the 2017 Plan and the Company’s Policy for Recoupment of Incentive Compensation that complies with SEC and NYSE requirements and provides additional rights to the Company to clawback time-based compensation under the 2017 Plan
•
Administration and oversight of stock ownership guidelines for directors and executive officers
•
Establishment of Chief Executive Officer and other executive officer compensation based on performance reviews
•
Oversight of employee recruiting and retention, compensation and benefits

Nominating and Corporate Governance Committee	• Compliance with ethical requirements, including avoidance of conflicts of interest • Corporate social and public responsibility, including political contributions • Investor relations
Health, Safety, Environment and Security Committee
•
Oversight of the Company’s programs and procedures to manage and mitigate health, safety, environment and security (“HSES”), operational and weather-related risks
•
Ensuring that management recognizes and addresses emerging HSES issues and regulations
•
Ensuring the Company conducts appropriate internal and external HSES auditing programs, assesses the results of such audits and implements corrective action for issues identified in such audits

Insider Trading Policy and Policy Against Hedging of Stock
We have an insider trading policy governing the purchase, sale and other dispositions of our securities that applies to our directors, officers, employees, other covered persons, and to the company itself (the “Insider Trading Policy”). We believe that our Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, as well as applicable NYSE listing standards.

2025 PROXY STATEMENT	17

Our Insider Trading Policy also prohibits our directors, officers and employees from entering into hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds, because such transactions may permit a director, officer or employee to continue to own securities obtained through our employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the individual may no longer have the same objectives as our other stockholders.
A copy of the Insider Trading Policy can be found in Exhibit 19.1 of the Company’s Form 10-K for the fiscal year ended December 31, 2024.
Enterprise Risk Management
The Company maintains an enterprise risk management process that is designed to identify, assess, mitigate and monitor the risks that the organization faces. The process is guided by an Enterprise Risk Management Charter, which sets forth the primary goals of the program and is overseen, internally, by a Risk Council that is comprised of members of the executive team, as well as externally through the Audit Committee of the Board. In conducting the program, the Company engages in a series of risk identification workshops in its business units and functions, including finance, legal, environment and sustainability, health and safety, strategy and others. Upon completion of the workshops, the Company develops a listing of the identified risks and risk definitions. Those risks then are evaluated through a risk assessment process in which Company personnel assess the severity, likelihood and existing mitigation effectiveness relating to the identified risks. After compiling the results of the assessment process in 2024, individual risks are assigned to one or more “risk owners” who review the existing mitigation efforts and steps that should be taken to further mitigate the effects of such risks. Those risk owner reviews are then presented to the Audit Committee at its regularly scheduled meetings.
Board Refreshment, Diversity and Board Expertise
The Board believes it is a priority to engage in thoughtful, deliberate director refreshment that expands diversity in experience and critical perspectives in order to benefit all of Ecovyst’s stakeholders. All our current Board members have joined the Board as directors since 2020.
We seek to have a Board that represents diversity as to experience, gender and ethnicity/race, but we do not have a formal policy with respect to diversity. We also seek a Board that reflects a range of talents, ages, tenures, skills, character and expertise, particularly in the areas of leadership, operations, risk management, accounting and finance, strategic planning and the industries in which we operate, sufficient to provide sound and prudent guidance with respect to our operations and interests.
Our Board currently is comprised of eight members, and we believe their ages, experiences, gender and ethnic diversities and skills collectively bring a broad range of outlooks and talents to their services to the Company. For example, four of our current directors – or 50% of the Board composition – bring gender or racial/ethnic diversity to the Board. Two members of our Board also are armed forces veterans. The illustrations below show the make-up of our current Board of Directors based on age, Board tenure, independence, and gender and racial/ethnic diversity.

18	2025 PROXY STATEMENT

AGE
MEDIAN AGE - 58
AVERAGE AGE - 58.4

49
51
54
57
59
64
65
68
0
20
40
60
80

LENGTH OF TENURE
MEDIAN TENURE - 3 YEARS
AVERAGE TENURE - 2.66 YEARS

Less than 3 Years
3-5 Years
3
5

INDEPENDENCE

Independent
Non Independent
1
7

GENDER DIVERSITY

Female
Male
3
5

ETHNIC DIVERSITY

Black or African American
Asian
White
1
1
6

2025 PROXY STATEMENT	19

We also strive to recruit and retain qualified directors who bring a diversity of thought and experience to our Board. The chart below shows certain of the various skills and experiences that our Board believes are important to the oversight of the Company and the number of current Board members who bring such skill or experience to the Board.

Board Skills Matrix

Accounting and Finance
Audit Committee Financial Expert
Chemical Industry
Compensation
Corporate Governance
Data Privacy
Engineering
Environmental Matters
Executive Leadership
Global Business
Health and Safety
Human Resources
Law
Marketing
Manufacturing Operations
Risk Assessment and Management
Strategic Planning
Sustainability
Social Matters
0
1
2
3
4
5
6
7
8

Director Nominations
Criteria and Process of Identifying and Evaluating Candidates for Consideration as a Director Nominee
Under its charter, our Nominating and Corporate Governance Committee is responsible for recommending to the Board candidates to stand for election to the Board at the Company’s annual meeting of stockholders and candidates to fill vacancies on the Board that may occur between annual meetings of stockholders. The Nominating and Corporate Governance Committee may receive suggestions for new directors from a number of sources, including Board members and our Chief Executive Officer, and may also, in its discretion, employ a third-party search firm to assist in identifying candidates for director. The Corporate Governance Guidelines provide that each director should possess the combination of skills, professional experience and diversity of viewpoints necessary to oversee the Company’s business. It is the policy of the Board that directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s stakeholders. Board members are expected to become and remain informed about the Company, its business and its industry and rigorously prepare for, attend and participate in all Board and applicable committee meetings. The Nominating and Corporate Governance Committee evaluates each individual in the context of the skills, character, diversity and expertise of the Board as a whole, with the objective of recommending directors that can best perpetuate the success of the Company’s business and represent stockholder interests through the exercise of sound judgment using their diversity of experience. In addition, the Nominating and Corporate Governance Committee considers, in light of our business, each director nominee’s experience, qualifications, attributes and skills that are identified in the biographical and other information contained in this Proxy Statement.
Procedures for Recommendation of Director Nominees by Stockholders
The Nominating and Corporate Governance Committee considers properly submitted recommendations for candidates to the Board from stockholders in accordance with our Bylaws. Any stockholder may submit in writing a candidate for consideration for each

20	2025 PROXY STATEMENT

stockholder meeting at which directors are to be elected by no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary date of the prior year’s annual meeting, except that if the annual meeting is set for a date that is not within 30 days of such anniversary date, we must receive the notice no later than the close of business on the tenth day following the day on which the date of the annual meeting is first disclosed in a public announcement. Any stockholder recommendations for consideration by the Nominating and Corporate Governance Committee should include the candidate’s name, biographical information and the information required by Section 1.2 of our Bylaws. Recommendations should be sent to c/o Secretary, Ecovyst Inc., 600 Lee Road, Suite 200 Wayne, Pennsylvania 19087. The Nominating and Corporate Governance Committee evaluates candidates for director recommended by stockholders in the same manner as candidates from other sources. The Nominating and Corporate Governance Committee will determine whether to interview any candidates and may seek additional information about candidates from third-party sources.
Board Leadership Structure
Under our Corporate Governance Guidelines, our Board may select a Chairperson at any time. Mr. Fogarty has served as our Board Non-Executive Chairman since April 2022. As non-Executive Chairman, Mr. Fogarty has the power to call meetings of the independent directors and to preside over such meetings. The Board believes that utilizing a Non-Executive Chairman and the exercise of key Board oversight responsibilities by independent directors is currently in the best interest of our stockholders.
Classified Board Structure
Since our IPO, we have maintained a classified board structure in which directors are divided into three classes and directors of one class are elected each year to serve a three-year term. The Board believed that this classified board structure promoted continuity and stability of strategy, encouraged a long-term perspective by Company management and facilitated the ability of the Board to focus on creating long-term stockholder value. In 2023, the Board reevaluated the classified board structure and concluded that it would be in the best interests of the Company and its stockholders to propose the Charter Amendment, which the stockholders voted to approve at the 2024 annual meeting of stockholders. Pursuant to the Charter Amendment, annual elections of directors will be phased in beginning at the Annual Meeting, with the declassification process being completed at the 2027 annual meeting of stockholders.
Succession Planning
The Chief Executive Officer reviews succession planning and management development with the Board and its applicable committees on an annual basis. This succession planning includes the development of policies and principles for selection of the Chief Executive Officer, including succession in the event of an emergency or retirement.
Majority Voting Guidelines
Our Corporate Governance Guidelines provide that in an uncontested election of directors, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation following certification of the stockholder vote. The Board shall determine whether or not to accept such resignation within a period of 120 days following the stockholder vote, and will promptly publicly disclose its decision to accept or reject the resignation and the reasons for doing so.
Policies Relating to Directors Service Retirement and Tenure
Our Corporate Governance Guidelines provide that a director who is also an employee of the Company shall be deemed to have offered his or her resignation from the Board to the Nominating and Corporate Governance Committee at the same time he or she retires, resigns or is terminated from employment with the Company. In addition, directors who retire or otherwise change from the principal occupation or background association they held when they were originally invited to the Board should provide notice to the Nominating and Corporate Governance Committee or the Board and offer to resign from the Board. The Board does not believe that such directors should necessarily leave the Board, but there should be an opportunity for the Board to review the continued appropriateness of such director’s membership under these circumstances.

2025 PROXY STATEMENT	21

The Board also believes that each director should advise the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve as a member on another board of directors. In general, the Board does not have a policy limiting the number of other public company boards of directors upon which a director may sit. However, the Nominating and Corporate Governance Committee shall consider the number of other boards of directors (or comparable governing bodies), particularly with respect to public companies, on which a prospective nominee is a member. Although the Board does not impose a limit on outside directorships, it does recognize the substantial time commitments attendant to membership on the Board and expects that directors devote all such time as is necessary to fulfill their accompanying responsibilities, both in terms of preparation for, and attendance and participation at, meetings.
Pursuant to our Audit Committee charter and the NYSE listing rules, members may serve on no more than three public company audit committees simultaneously without prior review and determination by the Board that such simultaneous service would not impair the ability of such member to effectively serve on the Company’s Audit Committee.
Pursuant to the retirement and tenure policy contained in the Corporate Governance Guidelines, upon reaching the age of 75, a director shall offer to resign from the Board and all committees thereof effective upon the completion of his or her then-current term, and the Nominating and Corporate Governance Committee shall review the continued appropriateness of that director’s membership on the Board under the circumstances and make a recommendation to the full Board as to whether to accept or decline such offer to resign.
In addition, a non-employee director who has served on the Board for 12 consecutive years shall offer to resign from the Board and all committees thereof effective upon the completion of his or her then-current term, and the Nominating and Corporate Governance Committee shall review the continued appropriateness of that non-employee director’s membership on the Board under the circumstances and make a recommendation to the full Board as to whether to accept or decline such offer to resign. The 12 year service period shall be calculated beginning on the date the non-employee director first joined the Board (whether as a result of election by the Board to fill a director vacancy or election by the stockholders) or, if applicable, the date of the Company’s IPO, whichever is later.
Code of Ethics
Our Board of Directors adopted a Code of Ethics that applies to all of certain senior executive and financial officers, including our Chief Executive Officer and Chief Financial Officer. The full text of our Code of Ethics is available by clicking on “Management & Governance” in the Investors section of our website, www.ecovyst.com.” We intend to post any amendment to, or a waiver from, a provision of our Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and that relates to any element of the Code of Ethics definition enumerated in paragraph (b) of Item 406 of Regulation S-K by posting such on the same website.
Communications with Directors
Stockholders and other interested parties may communicate directly with the Board, the non-employee directors or the independent directors as a group, or specified individual directors by writing to such individual or group c/o Secretary, Ecovyst Inc., 600 Lee Road, Suite 200 Wayne, Pennsylvania 19087. The Secretary will forward such communications to the relevant group or individual at or prior to the next meeting of the Board.
Online Availability of Information
The current versions of our Corporate Governance Guidelines, Code of Conduct, Code of Ethics for Senior Executive and Financial Officers and charters for our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Health, Safety, Environment and Security Committee are available by clicking on “Management & Governance” in the Investors section of our website, www.ecovyst.com. These materials are also available in print free of charge to stockholders, upon written request to c/o Secretary, Ecovyst Inc., 600 Lee Road, Suite 200 Wayne, Pennsylvania 19087.

22	2025 PROXY STATEMENT

SUSTAINABILITY
Sustainability is intertwined with our daily business and is reinforced through our strategy and values. We strive to create sustainable products that are safe for the environment, and to reduce waste and increase efficiencies for our customers and stakeholders. We believe that our products contribute to lower emissions and cleaner air, advance the global transition to clean energy, support the circular plastics economy and ensure clean, purified drinking water. We are committed to creating environmentally responsible products that we believe make a difference in people’s daily lives and for our planet.
While offering products and services that help our customers to advance their own sustainability goals, we also work to advance our commitment to maintain sound environmental, social and governance (“ESG”) practices, policies and procedures. For example, we:
•
Were awarded a 2024 Platinum Sustainability rating from EcoVadis, a third-party sustainability evaluation company. The Platinum rating from EcoVadis placed us among the top 1% (99th percentile) of all companies assessed by EcoVadis over the prior twelve-month period;

•	Maintained an executive level position of Vice President – Environment and Sustainability that reports directly to our Chief Executive Officer;
•
Under the leadership of our Global Director of Health, Safety and Process Safety Management, instituted additional health, safety and process safety programs, as well as continued our company-wide employee health and wellness program that covers both physical and mental health services;

•	Achieved zero Occupational Health and Safety Administration (“OSHA”) recordable injuries among our employees and embedded contractors in 2024;
•	Provided enhanced sustainability information on our website and published our 2023 Sustainability Report in June 2024, our third sustainability report;
•	Continued work towards our 2025 and 2030 sustainability goals regarding fuel usage, power usage, health, safety and environment performance, and community engagement;
•
Introduced our employees to our core values Stewardship, High Standards, Integrity and Engagement (“SHINE”) and in 2024, provided training on these values and provisions of our Code of Conduct, completing training for approximately 99.8% of active employees in 2024;

•
Continued steps to implement additional improvements in a number of areas, including health, safety and environmental (“HSE”) performance; commitment to diversity, inclusion and human rights both within our Company and in our supply chain; and ethical and lawful business practices;

•
Further integrated a corporate-wide sustainability software platform, which we are utilizing as an internal, real-time sustainability performance dashboard to enable improved analytics and greater visibility into our sustainability impacts; and

•
Achieved a greater than 93% performance in our flagship HSE Perfect Days program in 2024, which targets at-risk behaviors and celebrates positive HSE performance across the organization on a daily basis.

The sections that follow provide some highlights of our ESG programs and procedures.
Environmental Stewardship. Our products and technologies continue to address our customers’ sustainability challenges, tightening global regulatory standards and changing consumer preferences. In our Ecoservices segment, we provide regeneration services that avoid significant landfill or deep well disposal of spent, or used, sulfuric acid. In our Advanced Materials & Catalysts segment, our zeolite catalysts are used for cleaner air applications and our advanced silicas are key for light weighting and plastics recycling.

2025 PROXY STATEMENT	23

As part of our sustainability commitment regarding our own operations, we apply the principles of the Environmental Management standard of the International Organization for Standardization (ISO 14001) at our facilities throughout the world. For all of our facilities in the United States, we also adhere to the Responsible Care® RC14001 Technical Specifications of the American Chemistry Council (“ACC”).
We maintain policies and procedures to monitor and control HSE risks, and to enable compliance with applicable state, national, and international HSE requirements. We have comprehensive HSE compliance, auditing and management programs in place to assist in our compliance with applicable regulatory requirements and with internal policies and procedures, as appropriate. Each of our facilities has developed and implemented specific critical occupational health, safety, environmental, security and loss control programs.
We also have strong Health and Safety (“H&S”) and Environmental and Sustainability (“E&S”) organizations staffed by professionals who are responsible for health, safety, process safety, sustainability, product stewardship and product safety regulatory compliance. Our H&S and E&S organizational structures feature executive management-level leadership, active oversight by our Board and dedicated H&S and E&S experts on staff. We have a Global Director of Health, Safety and Process Safety Management and also have Regional H&S Specialists and Managers who are embedded in the field and provide H&S expertise and support to operating sites. In addition, our Vice President — Environment and Sustainability oversees a team of environmental personnel that serve our operating sites.
As an ACC Responsible Care® member company, we continue to monitor and report our HSE metrics annually. Most recently, our 2023 data for Scope 1 and 2 greenhouse gas (“GHG”) emissions, water withdrawal and the mass of hazardous and nonhazardous waste generated was verified to the requirements of the WRI/WBSCD GHG Protocol Corporate Accounting and Reporting Standard, revised edition (2004, as amended in 2013), the GHG Protocol Scope 2 Guidance (2015) and the Company’s metrics for water withdrawal and waste generated by an independent third party to a reasonable level of assurance. We included the assured data on our website and in our 2023 Sustainability Report, which we published in June 2024.
We also maintain a product safety and product stewardship management system that is compliant with the RC14001 technical specification and is supported by a highly skilled Director of Product Stewardship. We conduct product stewardship reviews as part of new product development and routinely evaluate product safety risk for raw materials, intermediates, and finished products.
Social Responsibility, including human capital discussions. We seek to act in a socially responsible manner through our various HSE programs as described above, our commitment to building a diverse and inclusive workforce, engagement with and support for the communities where we live and work, and advancement of socially responsible business practices through partnerships and other industry frameworks.
We are committed to providing equal employment opportunities for all employees and applicants for employment, and do not discriminate on the basis of race, color, religion, sex, sexual orientation, pregnancy, gender identity and expression, national origin, disability, age (40 or above), ancestry, genetic information, marital status, veteran status or any other classification protected by law. This commitment applies to all terms and conditions of employment, including recruiting, hiring, placement, advancement, training, transfer, demotion, lay off and recall, termination, compensation and benefits.
It is our policy to comply with all applicable laws and regulations in each jurisdiction in which we operate in order to provide appropriate working conditions for our colleagues. This means that we comply with applicable laws regarding the employment relationship including those that (1) prohibit child labor, (2) set acceptable working conditions and working hours, (3) provide for fair wages, including minimum wages and overtime, (4) prohibit forced or bonded labor, (5) permit freedom of association and collective bargaining, and (6) prohibit discrimination, harassment and other forms of degrading or inhumane treatment. Using tools such as our Supplier Code of Conduct and contractual provisions, we also hold our business partners to these same standards.
We further prioritize our people by acknowledging our workforce is key to our success. We offer highly competitive salaries, benefits, developmental opportunities and work/life balance. We proactively seek to attract, incentivize and retain a talented and motivated workforce. Our global performance management and succession planning processes are designed to provide talented personnel to fill key leadership, innovation and manufacturing roles well into the future.

24	2025 PROXY STATEMENT

We review our compensation and benefits programs periodically to ensure continued competitiveness. In the United States, our benefit programs are designed to help protect the health and financial well-being of our full-time employees and their family members, offering a choice of several medical & dental plans, as well as vision, flexible spending accounts, short-term and long-term disability insurance and an employee assistance program. To help them prepare for their future, we also offer a defined contribution savings plan, which includes company contributions. Benefits outside the United States are designed to supplement government-provided programs in each country.
We benefit from our talented, dedicated and diverse employee population and we actively promote diversity in an effort to maintain a workforce that reflects the diversity of the societies in which we operate. As of December 31, 2024, we had 920 employees worldwide, of which 798 were employed in the United States. Further, as of December 31, 2024, approximately 25% of our U.S.-based executives, managers and professionals were females and 21% were non-white males. Today, there are women on the leadership teams of each of our businesses as well as in our R&D, Finance, E&S and Human Resources functions. As of December 31, 2024, approximately 45% of our employees were represented by a union, works council or other employee representative body. We believe we have good relationships with our employees and their respective works councils, unions and other bargaining representatives.
This international strength, supported by our core values of SHINE, fosters a rich culture founded on diversity of thought. We firmly believe that success is achieved through the intellect and commitment of our people, so we employ a long-term human capital program to attract, retain and develop talent for the future. We are proud of our highly collaborative teams that enable an inclusive workplace where employees are encouraged to bring their own experiences to promote innovation from all levels of the organization. This constructive work environment is supplemented with a fully integrated on-line performance management process that improves the communication of aligned goals, encourages consistent feedback and furthers employee engagement.

2025 PROXY STATEMENT	25

In 2024, we believe our sites continued to have a positive impact in the communities in which we operate. The following table outlines some of those impacts.

Location	Community Impact
The Woodlands, Texas
•
Participated in flood relief efforts by handing out cleaning supplies and food
•
Participated in a food drive sponsored by a non-profit organization to provide Thanksgiving meals
•
Donated gift cards to a non-profit organization that offers emergency shelter

Houston, Texas	• Provided school supplies to a local elementary school • Bagged and distributed food at a local food bank • Worked with a local organization to provide items for first-time mothers
Hammond, Indiana	• Provided school supplies to a local elementary school • Volunteered at a local soup kitchen • Donated funds to a local youth football team to help replace equipment lost in a fire
Baytown, Texas	• Donated supplies, sports apparel and equipment to a local elementary school • Volunteered at a United Way sponsored breakfast
Baton Rouge, Louisiana	• Collaborated with a non-profit organization to renovate the residence of an elderly homeowner
Martinez, California	• Hosted students from a local university
Dominguez, California	• Packed 600 boxes of food for distribution to local families • Donated funds to a local school and youth baseball team • Participated in a blood drive
West Orange, Texas	• Provided school supplies to a local elementary school • Purchased supplies from teachers’ wish lists
Kansas City, Kansas	• Donated clothing to the Big Brothers Big Sisters organization • Participated in the Adopt-an-Angel program to provide holiday gifts to children
Warrington, United Kingdom	• Sponsored uniforms for a local youth soccer team
Delfzijl, The Netherlands	• Donated funds to a local food pantry
Conshohocken, Pennsylvania	• Cleaned the surrounding neighborhood for Earth Day and Adopt-A-Highway Cleanup Day
Malvern, Pennsylvania	• Provided non-perishable foods and turkeys to a local food pantry to provide Thanksgiving meals to families • Participated in the Adopt-a-Child program to provide holiday gifts to children

Beginning in 2025, we implemented a paid volunteer leave policy that allows employees to take up to eight hours of pay each calendar year to participate in volunteer activities with approved organizations.
Governance. We maintain and consistently reinforce within our organization a series of policies and practices designed to ensure that decisions made on behalf of our company are properly made and executed. Our governance programs and policies start with a strong tone at the top and are summarized in our Executive Statement on Ethics and Compliance, which has been issued by our Chief Executive Officer and our Chief Compliance Officer and distributed throughout the organization.
The principles set forth in the Executive Statement are codified in our Code of Conduct, which sets forth the legal and ethical standards to which our employees must adhere, including (a) acting with integrity, (b) avoiding actual or apparent conflicts of interest, (c) complying with the laws and regulations of federal, state, provincial, local governments, and other appropriate regulatory agencies, (d) complying with all laws and regulations prohibiting fraud, bribery, corrupt practices, anti-competitive activities and trading with embargoed persons and countries, (e) complying with all Company policies and procedures, and (f) actively promoting ethical behavior in the workplace.

26	2025 PROXY STATEMENT

Our governance programs and policies can be found on the Company’s sustainability webpages, which are routinely updated and include a description of our enterprise risk management program and our policies on child labor, human trafficking, anti-harassment, antibribery, and cybersecurity all of which are evaluated by third parties, including EcoVadis. In addition, the investors pages of our website contain additional materials regarding our corporate governance process, including our Board committee charters, our Corporate Governance Guidelines, our Code of Conduct, our Supplier Code of Conduct and other documents.
Additional Sustainability Information: Further information about our sustainability programs can be found on our website at https://www.ecovyst.com/sustainability/. The information available on our sustainability website includes our 2023 Sustainability Report, our sustainability goals (and how such goals map to the UN Sustainable Development Goals), materiality matrix, letters of assurance, Global Reporting Initiative (GRI) Disclosure and Sustainability Accounting Standards Board (SASB) Index, our Health Safety Environment & Security Policy Statement, our Corporate Code of Conduct, our Human Rights Policy Statement, a description of our Ethics & Compliance Complaint and Review Process and our Labor Policy. The information contained on our website is not incorporated herein by reference and is not a part of this Proxy Statement.

2025 PROXY STATEMENT	27

EXECUTIVE OFFICERS
The following table sets forth the name, age, and position, as of March 1, 2025, of our current executive officers.

Name	Age	Position
Kurt J. Bitting	49	Chief Executive Officer and Director
Michael Feehan	49	Vice President and Chief Financial Officer
Paul Whittleston	50	Vice President and President — Advanced Materials & Catalysts
George L. Vann, Jr.	59	Vice President and President — Ecoservices
Joseph S. Koscinski	59	Vice President, Chief Administrative Officer, General Counsel and Secretary
Colleen Grace Donofrio	66	Vice President — Environment and Sustainability
Sean Dineen	55	Vice President — Strategy and Business Development
Kara L. Thornton	49	Vice President and Chief Human Resources Officer

Biographical information concerning Kurt J. Bitting, our Chief Executive Officer, is set forth above under “Board of Directors.”
Michael Feehan became our Vice President and Chief Financial Officer in August 2021. From May 2016 to August 2021, Mr. Feehan served as our Vice President of Finance and Treasurer, and prior to that served as our Corporate Controller beginning in 2008 after joining in 2006. Prior to joining us, Mr. Feehan served as Director of Finance and Corporate Controller for Radnor Holdings Corporation, and began his career in public accounting with Arthur Andersen and KPMG.
Paul Whittleston became our Vice President and President—Catalyst Technologies in January 2023. Mr. Whittleston served as our Vice President of Strategy and Business Development from September 2022 to December 2022. From May 2021 to June 2022, Mr. Whittleston served as Vice President at SI Group UK Ltd., and from September 2016 until July 2020, Mr. Whittleston served as Managing and Operations Director at TI Fluid Systems plc and he also previously worked at BASF.
George L. Vann, Jr. became our Vice President and President—Ecoservices in August 2022. From July 2017 to August 2022, Mr. Vann worked at W.R. Grace and Company, where he served as Vice President, Global Sales and Vice President, Americas and Asia Pacific. Prior to that, Mr. Vann worked at BASF SE and Engelhard Corporation, leading teams in areas including commercial, manufacturing and procurement. Mr. Vann is also a United States Army veteran.
Joseph S. Koscinski became our Vice President, Chief Administrative Officer, General Counsel and Secretary in January 2023 after having served as Vice President, General Counsel and Secretary from November 2015 to December 2022. From August 1995 to October 2015, Mr. Koscinski was an attorney in the Business Services Group of Babst, Calland, Clements and Zomnir, P.C., a law firm in Pittsburgh, Pennsylvania, where he was named a shareholder in 2003 and where his corporate practice included mergers and acquisitions, real estate matters and commercial contracts. While in private practice, Mr. Koscinski served as our outside Corporate Counsel from 2005 to 2015.
Colleen Grace Donofrio became our Vice President—Environment and Sustainability in August 2023. Prior to joining Ecovyst, Mrs. Donofrio was a shareholder in the environmental law practice of Pittsburgh, PA.-based Babst, Calland, Clements and Zomnir, P.C., where she served as outside environmental counsel to Ecovyst and its predecessors from 2005 until August 2023.
Sean Dineen became our Vice President—Strategy and Business Development in March 2023. Mr. Dineen most recently served as Vice President—Corporate Development and Head of M&A at Quaker Houghton from September 2011 to December 2022. Between 1992 and 2008, Mr. Dineen served in investment banking, finance and other roles with Banc of America Securities, Morgan Stanley Dean Witter and Price Waterhouse.

28	2025 PROXY STATEMENT

Kara L. Thornton became our Vice President and Chief Human Resources Officer in January 2024. She has a long successful career in human resource management. Prior to Ecovyst and from July 2019 until January 2024, Ms. Thornton served as Senior Vice President of HR at Neuronetics, a public medical device company based in Malvern, Pennsylvania. Her career also includes HR roles at Sun Pharmaceutical Industries from May 2018 until July 2019, DSM North America from August 2008 until May 2018, and Johnson & Johnson from December 2004 until August 2007. Prior to that, she held HR roles at Bayer Healthcare and Sankyo Pharma.

2025 PROXY STATEMENT	29

STOCKHOLDER INFORMATION
STOCK OWNERSHIP
The following table sets forth information regarding the beneficial ownership of our Common Stock as of March 24, 2025 by:
•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our Common Stock;
•	each of our named executive officers, directors, and director nominees; and
•	all of our directors, director nominees and executive officers as a group.
The percentage ownership information shown in the table below is based upon 117,385,510 shares of Common Stock outstanding as of March 24, 2025.
Information with respect to beneficial ownership has been furnished by each director, officer, or beneficial owner of more than 5% of our Common Stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of shares to persons who possess sole or shared voting or investment power with respect to such shares. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of Common Stock deemed outstanding includes shares issuable upon the exercise of options held by the respective person or group which may be exercised within 60 days after March 24, 2025. Such shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person or entity, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity.
Unless otherwise indicated below, the address for each listed director, officer and stockholder is c/o Ecovyst Inc., 600 Lee Road, Suite 200 Wayne, Pennsylvania 19087. The inclusion in the following table of those shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner. Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person’s spouse.

Name	Number of Shares	Percentage
Beneficial holders of 5% or more of our outstanding Common Stock:
Hotchkis and Wiley Capital Management, LLC(1)	12,762,335	10.87%
Blackrock, Inc. and related companies(2)	10,778,676	9.18%
The Vanguard Group, Inc.(3)	10,502,041	8.95%
INEOS Limited(4)	9,040,415	7.70%
Directors, director nominees and named executive officers:
Susan F. Ward	67,587	*
Bryan K. Brown	63,942	*
David A. Bradley	82,926	*
Anna C. Catalano	57,732	*
Kevin M. Fogarty	165,852	*
Sarah Lorance	18,077	*
Donald Althoff	—	*
Kurt J. Bitting(5)	384,238
Michael Feehan	316,183	*
Joseph S. Koscinski(6)	526,797	*

30	2025 PROXY STATEMENT

Name	Number of Shares	Percentage
Paul Whittleston	25,107	*
George L. Vann Jr.	29,047	*
All executive officers and directors as a group (15 persons)(7)	1,737,488	1.48%

*	Indicates less than 1%
(1)
Based upon information set forth in the Schedule 13G/A filed on September 10, 2024 by Hotchkis and Wiley Capital Management, LLC (“Hotchkis”), Hotchkis has sole voting power over 11,305,625 shares. Hotchkis has sole dispositive power over 12,762,225 shares. The address for Hotchkis is 601 S. Figueroa Street, 39th Floor, Los Angeles, California 90017.

(2)
Based upon information set forth in the Schedule 13G/A filed on November 8, 2024 by BlackRock, Inc. (“BlackRock”), BlackRock has sole voting power over 10,564,227 shares. BlackRock has sole dispositive power over 10,778,676 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(3)
Based upon information set forth in the Schedule 13G/A filed on February 13, 2024 by The Vanguard Group, Inc. (“Vanguard”), Vanguard has sole dispositive power over 10,502,041 shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(4)
The shareholders of INEOS Limited are James A. Ratcliffe, John Reece and Andrew Currie. Mr. Ratcliffe, as the majority owner of INEOS Limited, has the power to control the voting and disposition of the shares of our Common Stock held by INEOS Limited. The address of INEOS Limited is c/o IQEQ Victoria Road, Douglas IM2 4DF Isle of Man.

(5)	Includes 38,064 shares of our Common Stock that can be acquired upon exercise of outstanding options.
(6)	Includes 55,762 shares of our Common Stock that can be acquired upon the exercise of outstanding options.
(7)	Includes 93,826 shares of our Common Stock that can be acquired upon the exercise of outstanding options.

2025 PROXY STATEMENT	31

TRANSACTIONS WITH RELATED PERSONS
Related Party Transactions
We entered into certain product sale transactions with affiliates of INEOS Limited ( “INEOS”), a beneficial owner, during fiscal year 2024. We had sales of $9,657,616 to companies affiliated with INEOS during the fiscal year ended December 31, 2024. Since October 2019, our Advanced Materials & Catalysts group and an affiliate of INEOS also have been parties to a Supply and Distribution Agreement pursuant to which we, on an arms-length basis, have the ability to purchase and distribute certain INEOS catalyst products. All of such transactions with the affiliates of INEOS were approved by our Nominating and Corporate Governance Committee pursuant to the policies and procedures described below.
In addition, we entered into certain product sale transactions with SI Group, a beneficial owner, of which Board member David Bradley is Chief Executive Officer, in the amount of $106,899 during the fiscal year ended December 31, 2024. The Vanguard Group, a beneficial owner, also provided to the Company certain recordkeeping, and information management, trustee, and investment management services for the Ecovyst 401(k) plan and the Ecoservices defined benefit plans for which it was paid $11,650 in the fiscal year ended December 31, 2024. All of such transactions were approved by our Nominating and Corporate Governance Committee pursuant to the policies and procedures described below.
Policies and Procedures for Related Party Transactions
Our Board has adopted a written policy with respect to the review, approval, and ratification of related party transactions. Under the policy, the Nominating and Corporate Governance Committee is responsible for reviewing and approving related party transactions. The policy applies to transactions, arrangements and relationships (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which the aggregate amount involved will, or may be expected to, exceed $120,000 during the applicable period, and where we (or one of our subsidiaries) are a participant and in which a related party has or will have a direct or indirect material interest. In the course of reviewing potential related party transactions, the Nominating and Corporate Governance Committee will consider the nature of the related party’s interest in the transaction; the presence of standard prices, rates or charges or terms otherwise consistent with arms-length dealings with unrelated third parties; the materiality of the transaction to each party; the reasons for the Company entering into the transaction with the related party; the potential effect of the transaction on the status of a director as an independent, outside or disinterested director or committee member; and any other factors the Nominating and Corporate Governance Committee may deem relevant.

32	2025 PROXY STATEMENT

EXECUTIVE COMPENSATION
REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section set forth below with our management. Based on this review and discussion, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis section be included in this Proxy Statement, which will be incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
Respectfully submitted by the Compensation Committee of our Board
David A. Bradley, Chair
Anna C. Catalano
Kevin M. Fogarty
COMPENSATION DISCUSSION AND ANALYSIS
This section discusses the principles underlying the material components of our executive compensation program for our executive officers who are named in the Summary Compensation Table and the factors relevant to an analysis of our executive compensation policies and decisions. For the year ended December 31, 2024, our named executive officers (“NEOs”) were as follows.

Executive	Title
Kurt J. Bitting	Chief Executive Officer (“CEO”)
Michael Feehan	Vice President and Chief Financial Officer
Joseph S. Koscinski	Vice President, Chief Administrative Officer, General Counsel, and Secretary
George L. Vann, Jr.	Vice President and President — Ecoservices
Paul Whittleston	Vice President and President — Advanced Materials & Catalysts

2025 PROXY STATEMENT	33

Executive Summary
Target Compensation at a Glance
The target direct compensation for our NEOs is comprised of three core elements: a base salary, an annual cash incentive and an annual grant of equity-based long-term incentive (“LTI”) awards. The key features of our incentive plans and 2024 target direct compensation levels in effect for 2024 are summarized below.
2024 Ecovyst Incentive Plan (“EIP”)
•	Annual performance-based cash incentive with target opportunities expressed as a percentage of base salary
•	Target opportunities as percentage of base salary unchanged for 2024
•
Earned based on Adjusted EBITDA, Adjusted Free Cash Flow and HSE Perfect Days performance, with measurement level (enterprise versus business segment level) informed by a role’s scope and accountability

Performance Measure and Associated Weighting	Messrs. Bitting, Feehan, and Koscinski	Messrs. Vann and Whittleston
Ecovyst Adjusted EBITDA	65%	25%
Segment Adjusted EBITDA	0%	40%
Ecovyst Adjusted Free Cash Flow	25%	25%
Ecovyst HSE Perfect Days	10%	0%
Segment HSE Perfect Days	0%	10%

2024 LTI Awards
•	Annual awards of equity-based long-term incentives with target opportunities expressed in dollars
•	Target opportunities were on average 33.6% lower in 2024, informed by a range of factors including prior year performance and market data
•
65% of the CEO’s target award value and 60% of other NEOs’ target award values granted in the form of Performance Stock Units (“PSUs”) that can be earned between 0% – 200% of target based on relative Total Shareholder Return (“TSR”) and cumulative Adjusted EBITDA performance over three years

•
35% of the CEO’s target award value and 40% of other NEOs’ target award values granted in the form of Restricted Stock Units (“RSUs”) that vest ratably over a three-year period, generally subject to continued service

2024 Target Direct Compensation

2024 Annual Compensation Element	Bitting	Feehan	Koscinski	Vann	Whittleston
Base salary	$700,000	$400,000	$446,250	$365,000	$365,000
Target EIP	$700,000	$300,000	$290,063	$219,000	$219,000
Target LTI	$2,500,000	$500,000	$1,000,000	$300,000	$450,000
Target Direct Compensation	$3,900,000	$1,200,000	$1,736,313	$884,000	$1,034,000
Change vs. 2023	-11.4%	-29.4%	-10.3%	-28.4%	-11.6%

34	2025 PROXY STATEMENT

2024 CEO Target Direct Compensation Mix	2024 Other NEO Average Target Direct Compensation Mix

2024 Special Awards
•
In connection with the strategic review process for the Company’s Advanced Materials & Catalysts business, the Compensation Committee approved a retention bonus program for select participants, which included Mr. Whittleston.

•
Under the program, in the event of certain outcomes of the strategic review process, Mr. Whittleston is entitled to an amount equal to 1.5 times his base salary, payable in two equal cash installments, generally subject to continued employment and the closing of a sale transaction.

Company Performance and Alignment with Pay
2024 was a year of continued growth and transformation for Ecovyst. Overall Company performance against key performance metrics was broadly in line with expectations.
•	Sales of $704.5 million, compared to $691.1 million in 2023
•	Net loss of $6.7 million. Net loss margin of 1.0%, with diluted net loss per share of $0.06
•	Adjusted net income of $68.6 million, with Adjusted diluted income per share of $0.58
•	Adjusted EBITDA of $238.2 million, with an Adjusted EBITDA margin of 29.0%
•	Full year net cash from operations of $149.9 million, Adjusted Free Cash Flow of $85.5 million. Net debt leverage ratio at year end was 3.0x
•	Launched strategic review of our Advanced Materials & Catalysts segment
•	Achieved zero OSHA recordable injuries among our employees and embedded contractors in 2024
•
Achieved a greater than 93% performance in our flagship HSE Perfect Days program in 2024, which targets at-risk behaviors and celebrates positive HSE performance across the organization on a daily basis.

Our incentive plans are designed to incentivize the successful and safe delivery of profitable top-line growth while aligning outcomes with the experience of our stockholders. Accordingly, this performance was reflected in the outcomes under our incentive plans for the year:
•
EIP payouts ranged from 50.3% to 84.4% of target, with variation reflecting differences between the Corporate factor (82.1% of target), applicable to Messrs. Bitting, Feehan and Koscinski, and the Segment factors applicable to Messrs. Vann and Whittleston.

•	PSUs awarded in 2022 concluded their performance period on December 31, 2024 and were forfeited in full as a result of challenging absolute TSR thresholds not being met.

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Key Operational and Governance Features of our Executive Compensation Framework
We are committed to operating an executive compensation program that effectively aligns pay with performance, reflects the expectations of our many stakeholders and embodies high standards of corporate governance. A summary of the key features, which are detailed further in the balance of this Compensation Discussion and Analysis, is provided below.

✔	Deliver a majority of target compensation in the form of at-risk performance-based incentives	✔	Design programs that discourage undue or excessive risk-taking, which are reviewed annually
✔	Provide an appropriate mix of short- and long-term incentive compensation	✔	Make compensation decisions informed by practices of a group of appropriate peer companies
✔	Align incentive performance metrics and outcomes with business results and stockholder returns	✔	Hold an annual “say-on-pay” vote and engage with major investors regularly
✔	Cap payout opportunities under our incentive plans at 200% of target	✔	Engage an independent compensation consultant to advise the Compensation Committee
✔	Require meaningful stock ownership and retention	✔	Avoid providing excessive benefits or perquisites
✔	Forbid short sales, hedging or pledging transactions involving Company securities	✔	Do not provide automatic vesting of equity on termination following a change in control or otherwise
✔	Maintain compensation clawback policies that align with SEC and NYSE requirements	✔	Do not provide change in control excise tax gross ups

Compensation Decision Making Process
Role of the Compensation Committee and Management
The Compensation Committee is responsible for overseeing Company compensation and benefit programs, assessing the adequacy of the Company’s compensation principles and philosophy, and administering the Company’s compensation, benefit and equity-based plans.
On an annual basis, the Compensation Committee reviews compensation for each of our NEOs in conjunction with performance evaluations, salary increase recommendations, determination of bonus pay outs and deliberations regarding long-term incentive grants. The Compensation Committee has conducted, and plans to continue to conduct, annual reviews of our executive compensation program to ensure its continued alignment with our compensation philosophy. The Compensation Committee will continue to make decisions taking into account good governance practices regarding compensation, including reliance on market data for the chemical and specialty chemical industries, and all other considerations described in this Compensation Discussion and Analysis.
None of the NEOs had any role in approving the compensation of the other NEOs. However, the Compensation Committee does consider the recommendations of our CEO in setting compensation levels for our NEOs other than himself. The Compensation Committee solely determined the compensation of our CEO with input from its independent compensation advisor.
Consideration of Say-on-Pay Results and Investor Views
On an annual basis, the Compensation Committee considers whether the Company’s executive compensation program is effectively aligned with the interests of the Company’s stockholders. At our 2024 Annual Meeting of Stockholders more than 94% of votes were cast in support of the compensation paid to our NEOs. This high level of support reaffirmed the Compensation Committee’s view that the Company’s executive compensation program continues to be appropriate.
Input from Independent Compensation Consultants
Since our IPO until May 2024, the Compensation Committee engaged WealthPoint, LLC (“WealthPoint”) as its independent advisor. In this capacity, WealthPoint reviewed the Company’s overall executive compensation program relative to comparably sized public companies in industries similar to the Company’s and provided advice on the appropriate mix of compensation elements and the design of performance-based compensation.

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In the first half of 2024, the Compensation Committee conducted a market scan and effective May 2024, appointed Willis Towers Watson (“WTW”) to serve as its independent advisor on a go-forward basis. In this capacity, WTW attends Compensation Committee meetings, provides data and views on how the Company’s programs compare to peer company practices, and advises on potential changes to the design and operation of programs and policies to meet Company objectives.
The Compensation Committee reviews advisor independence annually to understand any relationships with Ecovyst, including members of the Compensation Committee and our executive officers. The Committee assessed independence relative to the six factors in the NYSE listing standards and determined that both WealthPoint and WTW were independent and that their respective work for the Compensation Committee in 2024 did not raise any conflicts of interest related to the Company.
Executive Compensation Philosophy
Our executive compensation philosophy is to provide compensation that:
•	Aligns the interests of our NEOs with our stockholders’ interests by rewarding performance that is designed to create stockholder value; and
•	Provides an amount and mix of total compensation for each of our NEOs that is market competitive.
We seek to implement our pay philosophy by providing a total compensation package that includes three main components: base salary, annual performance-based bonus and long-term equity-based awards. The Compensation Committee takes into account individual performance and competitive market practice in determining the compensation package for each NEO. The peer group for making 2024 compensation decisions is described below.
Compensation Peer Group Data
The Compensation Committee maintains a peer group of companies to inform executive compensation discussions and decisions. The peer group is reviewed annually, with assistance from the Compensation Committee’s independent advisor to determine its continued appropriateness.
The criteria for identifying and selecting potential peers are broadly consistent year on year. These include industry focus, relative size as measured by revenue, and whether a company is considered a peer by major analysts. The only adjustment for 2024 approved in October 2023 was the removal of GCP Applied Technologies following their acquisition.

2024 Compensation Peer Group (approved in October 2023)
Innospec, Inc. (IOSP)	Orion S.A. (OEC)	Orion S.A. (OEC)
American Vanguard Corp. (AVD)	Intrepid Potash, Inc. (IPI)	Quaker Chemical Corp. (KWR)
Balchem Corp. (BCPC)	Koppers Holdings, Inc. (KOP)	Rayonier Advanced Materials, Inc. (RYAM)
Chase Corp. (CCF) (1)	Livent Corp. (LTHM) (1)	Sensient Technologies Corp. (SXT)
CSW Industrials, Inc. (CSWI)	LSB Industries, Inc. (LXU)	Tredegar Corp. (TG)
Hawkins, Inc. (HWKN)	NN, Inc. (NNBR)	WD-40 Co. (WDFC)
Oil-Dri Corp. of America (ODC)

(1)	These companies have since delisted but were included in the compensation peer group to inform 2024 decisions given the availability of then current data.
Elements of Compensation in 2024
Base Salary
We provide an annual base salary to our NEOs to induce talented executives to join or remain with our company, to compensate them for their services during the year and to provide them with a stable source of income.
Base salary levels are reviewed annually by the Compensation Committee to determine whether an adjustment is warranted. In reaching decisions, the Compensation Committee took account of market-competitive base salary rates relative to Ecovyst’s 2023

2025 PROXY STATEMENT	37

compensation peer group and each executive’s level of experience functioning in their particular roles. The Compensation Committee may take into account numerous factors in making its base salary determinations, including Company financial performance, the state of our industry and the local economies in which we operate, role scope and individual performance.

Executive	2024	2023	Change
Kurt J. Bitting	$700,000	$700,000	0%
Michael Feehan	$400,000	$400,000	0%
Joseph S. Koscinski	$446,250	$446,250	0%
George L. Vann, Jr.	$365,000	$365,000	0%
Paul Whittleston(1)	$365,000	$325,000	12.3%

(1)	Mr. Whittleston was the only NEO receiving a base salary increase for 2024, the first since he joined the Company in September 2022.
Annual Performance-Based Cash Awards — The EIP
We provide our NEOs with annual performance-based cash award opportunities designed to drive our annual financial and operational performance.
The target annual performance-based cash award opportunity for each NEO was set as a percentage of base salary (i.e., actual base salary paid during 2024). The maximum opportunity available is capped at two-times target. The target award percentages for 2024 were unchanged versus 2023 and were as follows:

Executive	Target Award as % of Base Salary
Kurt J. Bitting	100%
Michael Feehan	75%
Joseph S. Koscinski	65%
George L. Vann, Jr.	60%
Paul Whittleston	60%

For 2024, the Compensation Committee chose to specify performance metrics that were measured at either the Company or Segment level, to maximize alignment with each NEO’s impact and accountability. The 2024 design was simplified relative to 2023, with the removal of the Recordable Incidents metric because it is already included in the HSE Perfect Days metric and therefore duplicative. The 10% weight was reallocated equally to the Ecovyst Adjusted EBITDA and Ecovyst Adjusted Free Cash Flow metrics, which contribute directly to the creation of stockholder value. Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP financial metrics. An explanation of how we calculate these metrics is provided below.
Following are the reasons the Company uses these metrics in the EIP, along with definitions of the metrics used.

Metric	Definition	Reason for Inclusion in the 2024 EIP Performance Metrics
Adjusted EBITDA(1)
EBITDA consists of net income (loss) attributable to the Company before interest, taxes, depreciation and amortization. Adjusted EBITDA consists of EBITDA adjusted for (i) the impact of certain non-cash, non-recurring or other items included in net income (loss) and EBITDA that we do not consider indicative of our ongoing operating performance, and (ii) depreciation, amortization and interest of our 50% share of the Zeolyst Joint Venture.
Adjusted EBITDA is the most significant indicator of financial operating performance. Improvements in financial operating performance are directly linked to sustainable share value creation.

38	2025 PROXY STATEMENT

Metric	Definition	Reason for Inclusion in the 2024 EIP Performance Metrics
Adjusted Free Cash Flow
Free Cash Flow consists of cash flow from operating activities less purchases of property, plant and equipment. Adjusted Free Cash Flow consists of Free Cash Flow adjusted for the impact of certain non-recurring or other items included in Free Cash Flow that we do not consider indicative of our ongoing cash flow generation.

Adjusted Free Cash Flow is an important indicator of operating efficiency (e.g., the ability to increase margins by careful management of operating expenses) and management of capital expenditures. Improvements in Adjusted Free Cash Flow also equip the Company to pursue new opportunities. Increased operating efficiency and the successful pursuit of new opportunities lead to share value creation.

HSE Perfect Days	HSE Perfect Days is the number of days without a significant safety or environmental incident.	There is a direct link between an improving safety and environmental incident record, and higher worker productivity and sustained share value creation.

(1)	Please see Note 13 to the audited consolidated financial statements in our Form 10-K for the fiscal year ended December 31, 2024 for reconciliations calculated in accordance with GAAP.
Following are the performance goals and outcomes approved by the Compensation Committee for 2024. Payouts are linear between threshold and target, and between target and maximum. No payout is earned for performance below threshold in respect of any individual metric. Achieving threshold results in a payout of 50% of target; achieving maximum results in a payout of 200% of target. In order to receive any payment on the Adjusted EBITDA and Adjusted Free Cash Flow portion of the Company-wide EIP performance metrics, the Company had to achieve an Adjusted EBITDA of at least $212 million in 2024. Adjusted EBITDA as defined by the EIP differs from Adjusted EBITDA that was reported in our 2024 results due to the self-funding nature of the EIP.

Ecovyst Corporate Performance Factor (applicable to Messrs. Bitting, Feehan and Koscinski)
Metric	Weight	Threshold (50%)	Target (100%)	Maximum (200%)	Actual	Actual (% of Target)	Weighted Payout (% of Target)
Ecovyst Adjusted EBITDA	65%	$212M	$265M	$318M	$236.3M	72.9%	47.3%
Ecovyst Adjusted Free Cash Flow	25%	$76M	$95M	$114M	$85.5M	75%	18.8%
Ecovyst HSE Perfect Days	10%	326	336	346	342	160%	16%
Corporate Performance Factor (% of target):							82.1%

Ecoservices Performance Factor (applicable to Mr. Vann)
Metric	Weight	Threshold (50%)	Target (100%)	Maximum (200%)	Actual	Actual (% of Target)	Weighted Payout (% of Target)
Ecovyst Adjusted EBITDA	25%	$212M	$265M	$318M	$236.3M	72.9%	18.2%
Ecoservices Adjusted EBITDA	40%	$171.44M	$214.30M	$257.16M	$200.3M	83.6%	33.4%
Ecovyst Adjusted Free Cash Flow	25%	$76M	$95M	$114M	$85.5M	75%	18.8%
Ecoservices HSE Perfect Days	10%	334	344	354	348	140%	14%
Ecoservices Performance Factor (% of target):							84.4%

Advanced Materials & Catalysts (“AM&C”) Performance Factor (applicable to Mr. Whittleston)
Metric	Weight	Threshold (50%)	Target (100%)	Maximum (200%)	Actual	Actual (% of Target)	Weighted Payout (% of Target)
Ecovyst Adjusted EBITDA	25%	$212M	$265M	$318M	$236.3M(1)	72.9%	18.2%
AM&C Adjusted EBITDA	40%	$65.76	$82.20M	$98.64M	$64.73M	0%	0%

2025 PROXY STATEMENT	39

Advanced Materials & Catalysts (“AM&C”) Performance Factor (applicable to Mr. Whittleston)
Metric	Weight	Threshold (50%)	Target (100%)	Maximum (200%)	Actual	Actual (% of Target)	Weighted Payout (% of Target)
Ecovyst Adjusted Free Cash Flow	25%	$76M	$95M	$114M	$85.5M	75%	18.8%
AM&C HSE Perfect Days	10%	352	358	364	360	133%	13.3%
AM&C Performance Factor (% of target):							50.3%

As a result, the following EIP payments were earned by each of the NEOs for 2024:

Executive	Target Award as % of Base Salary	Target Award	Payout Factor (% of Target)	Actual EIP Payment
Kurt J. Bitting	100%	$700,000	82.1%	$574,971
Michael Feehan	75%	$300,000	82.1%	$246,416
Joseph S. Koscinski	65%	$290,063	82.1%	$238,247
George L. Vann, Jr.	60%	$219,000	84.4%	$184,878
Paul Whittleston	60%	$195,000	50.3%	$110,179

Long-Term Equity Based Incentive Awards
Since our IPO all of our equity-based awards have been granted under the 2017 Omnibus Incentive Plan or the 2017 Omnibus Incentive Plan, as amended and restated (collectively, the “2017 Plan”). Those awards have included time-vesting RSUs, time-vesting stock options, and performance-vesting PSUs tied to both financial performance and either absolute or relative TSR goals.
Grants Made in 2024
In December 2023, the Compensation Committee determined that it was advisable to grant annual long-term equity incentive awards to its NEOs in 2024, and did so on January 22, 2024. Target award values were on average 33.6% lower in 2023 following consideration of factors including prior year performance and market data. Equity incentive awards continued to be made in a combination of time-vesting RSUs and performance-vesting PSUs. The CEO received 65% of his target grant value in the form of PSUs and other NEOs received 60% of their respective target grant values in the form of PSUs. The balance of each NEO’s target grant value was delivered in RSUs. While the CEO’s equity mix was unchanged versus 2023, for all other NEOs, the weighting of PSUs was increased from 50% to 60% to further enhance alignment with long-term performance.

Executive	Approved Award Values	Number of PSUs Awarded at Target	Number of RSUs Awarded	Grant Date Fair Value(1)
Kurt J. Bitting	$2,500,000	184,449	99,319	$2,761,375
Michael Feehan	$500,000	34,052	22,702	$548,266
Joseph S. Koscinski	$1,000,000	68,104	45,403	$1,096,523
George L. Vann, Jr.	$300,000	20,431	13,621	$328,956
Paul Whittleston	$450,000	30,646	20,432	$493,433

(1)
In determining the number of PSUs and RSUs to award, each NEO’s respective target value is converted by multiplying the total value by the applicable vehicle weighting, and dividing by the average of the high and low trading price of the Company’s Common Stock on the trading day prior to the grant date. The grant date fair values shown above, and in the Summary Compensation and Grants of Plan Based Awards tables below are calculated in accordance with ASC 718.

40	2025 PROXY STATEMENT

2024 Performance Stock Units
Awards made in 2024 are subject to a combination of equally weighted cumulative Adjusted EBITDA and relative TSR performance metrics. This represents a change versus 2023, where PSUs were subject to a single absolute TSR performance metric. The Compensation Committee determined that these updated metrics will provide a complementary assessment of multi-year Company financial performance and relative TSR performance. It also mitigates the challenges of setting absolute TSR performance goals in uncertain operating and economic environments.

Metric	Definition	Reason for Inclusion in the 2024 PSU Performance Metrics
Cumulative Adjusted EBITDA(1)
EBITDA consists of net income (loss) attributable to the Company before interest, taxes, depreciation and amortization. Adjusted EBITDA consists of EBITDA adjusted for (i) the impact of certain non-cash, non-recurring or other items included in net income (loss) and EBITDA that we do not consider indicative of our ongoing operating performance, and (ii) depreciation, amortization and interest of our 50% share of the Zeolyst Joint Venture. Cumulative Adjusted EBITDA is the sum of the amounts of the Company’s Adjusted EBITDA in each year of the three-year performance period from January 1, 2024 to December 31, 2026.

Adjusted EBITDA is the most significant indicator of financial operating performance for the Company. Setting cumulative goals aligns outcomes with sustained improvements over the three-year performance period, complementing the EIP which looks at annual performance.

Relative TSR
TSR delivered over the three-year performance period from January 1, 2024 to December 31, 2026 calculated on a spot basis, relative to the constituents of the S&P 1500 Specialty Chemicals Index at the start of the performance period.
Relative TSR objectively measures our relative success in delivering market competitive returns to stockholders.

(1)	Please see Note 13 to the audited consolidated financial statements in our Form 10-K for the fiscal year ended December 31, 2024 for reconciliations calculated in accordance with GAAP.
The Compensation Committee selected the S&P 1500 Specialty Chemicals Index constituents for the purpose of assessing relative TSR performance, as it represents a group of industry companies subject to similar market conditions.
Payouts are linear between threshold and target, and between target and maximum. No payout is earned for performance below the threshold goal in respect of either metric. Achieving threshold results in a payout of 50% of target; achieving maximum results in a payout of 200% of target. The threshold, target and maximum goals for the relative TSR metric were set at ranking at the 25th percentile, 50th percentile and 75th percentile, respectively. The cumulative Adjusted EBITDA goals and actual performance for each metric will be disclosed in 2027, following the conclusion of the three-year performance period and the Compensation Committee’s assessment of performance metric attainment.
2024 Restricted Stock Units
Consistent with prior years, 2024 RSU grants vest ratably in equal annual installments on the first, second and third anniversary of the date of grant, generally subject to continued service.
Assessment of 2022 Performance Stock Unit Achievement
At the conclusion of 2024, the three-year performance period ended for PSUs awarded in January and May 2022. Awards were subject to an absolute TSR performance metric. As shown below the challenging performance threshold was not achieved resulting in awards being forfeited in full.

2025 PROXY STATEMENT	41

Metric	Weight	Threshold (50%)	Target (100%)	Maximum (200%)	Actual	Payout
Absolute TSR (Stock price on December 31, 2024)	100%	$12.30	$14.85	$30.21	$7.64	0%

As a result, the following 2022 PSUs were not earned by the NEOs as follows:

Executive(1)	Number of PSUs Awarded at Target	Number of PSUs Earned
Kurt J. Bitting(2)	49,171	0
Michael Feehan	24,295	0
Joseph S. Koscinski	24,295	0

(1)	Messrs. Vann and Whittleston did not receive awards of PSUs in 2022 because they were not employed by the Company on the 2022 date of grant.
(2)
Mr. Bitting’s PSUs consist of two awards. The first was made in January 2022 and the second in May 2022 in connection with his promotion to CEO. Both awards were subject to the same absolute TSR performance goals described above.

Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information
We do not grant equity awards in anticipation of the release of material nonpublic information (“MNPI”) and we do not time the release of MNPI based on equity award grant dates or for the purpose of affecting the value of executive compensation. In addition, we do not take material nonpublic information into account when determining the timing and terms of such awards. Although we do not have a formal policy with respect to the timing of our equity award grants, the Compensation Committee has historically granted such awards on a predetermined annual schedule. In 2024, we did not grant new awards of stock options, stock appreciation rights, or similar option-like instruments to our NEOs.
During 2024, we did not time the disclosure of MNPI for the purpose of affecting the value of executive compensation.
Other Elements of Compensation
Additional Executive Benefits and Perquisites
We provide our NEOs with certain executive benefits that the Compensation Committee believes are reasonable and in the best interests of the Company and our stockholders. To the extent our NEOs received these benefits in 2024, they are described in the footnotes to our 2024 All Other Compensation Table below. Consistent with our compensation philosophy, we intend to continue to maintain our current benefits for our NEOs, including life insurance, relocation assistance, and the other benefits described below. The Compensation Committee, in its discretion, may revise, amend or add to the provided executive benefits if it deems it advisable. We believe these benefits are generally equivalent to benefits provided by comparable companies based on our experience and knowledge of general industry practices.
Health and Welfare Benefits
Our NEOs have the option to participate in various employee health and welfare benefit programs, including medical, dental and life insurance benefits. These benefit programs are generally available to all employees on the same basis as the benefits made available to our NEOs.
Severance and Change in Control Benefits
Messrs. Bitting, Feehan, and Koscinski are each party to a severance agreement that provides them with severance protections and benefits in the event of certain qualifying terminations of employment. Messrs. Vann and Whittleston are covered by the Amended and

42	2025 PROXY STATEMENT

Restated Severance Plan of Ecovyst Catalyst Technologies LLC, first effective as of January 1, 2020, and they do not have a separate severance agreement with the Company. The material terms of the severance agreements with our NEOs are described below under “Potential Payments Upon Termination or Change in Control–Cash Severance ”.
Retention Bonus Program Applicable to Mr. Whittleston
On December 10, 2024, the Compensation Committee approved a retention bonus program for select participants, including Mr. Whittleston, in connection with the strategic review process for the Company’s Advanced Materials & Catalysts business. Under this program, in the event of certain outcomes of the strategic review process, Mr. Whittleston is entitled to an amount equal to 1.5 times his base salary, payable in two equal cash installments, generally subject to continued employment and the closing of a sale transaction.
Elements of Compensation for 2025
Target Direct Compensation
In December 2024, the Compensation Committee approved the following target compensation for our NEOs effective January 1, 2025, representing an average increase of 4.7%.

2025 Annual Compensation Element	Bitting	Feehan	Koscinski	Vann	Whittleston
Base salary	$750,000	$430,000	$477,000	$390,000	$380,000
Target EIP	$750,000	$322,500	$310,050	$234,000	$228,000
Target LTI	$3,000,000	$500,000	$700,000	$400,000	$450,000
Target Direct Compensation	$4,500,000	$1,252,500	$1,487,050	$1,024,000	$1,058,000
Change vs. 2024	+15.4%	+4.4%	-14.4%	+15.8%	+2.3%

Base Salary
The Compensation Committee approved of increases in the NEOs’ base salaries for 2025 that take into account the fact that other than Mr. Whittleston, their base salaries have not been increased since 2023.
Annual Performance-Based Cash Awards – The EIP
There were no changes to the target EIP awards as a percentage of salary for any NEO. The Compensation Committee set the 2025 EIP metrics and their associated weightings to be the same as 2024.
Long-Term Equity-Based Incentive Awards
2025 target values were set with reference to market data and performance, and ranged from -30% to +33% of the prior year target value. The Compensation Committee aligned the 2025 target equity mix for the CEO with all other NEOs, to 60% in the form of PSUs and 40% in the form of RSUs. The Compensation Committee set the 2025 PSU metrics and their associated weightings the same as 2024. The only change is that TSR will be measured based on the twenty-trading day average price at the beginning and end of the three-year performance period, rather than using spot prices.

2025 PROXY STATEMENT	43

Other Executive Compensation Policies and Practices
Stock Ownership Guidelines for Executive Officers
Stock ownership guidelines are in place to further align the interests of our executive officers with those of our long-term stockholders. As set forth in the stock ownership guidelines, ownership requirements are expressed as a multiple of base salary, and officers subject to the guidelines have five years to achieve the required ownership levels. Until an officer has satisfied their ownership requirements, they are subject to a holding requirement with respect to 50% of the shares of Common Stock they acquire upon the vesting or exercise of their equity-based awards on an after-tax basis. In assessing progress relative to the guidelines, the Compensation Committee only considers Common Stock in which the NEO has a beneficial interest.
The following table summarizes the guidelines and current ownership of our Common Stock as of December 31, 2024 by our NEOs:

Executive	Ownership Requirement Relative to Annual Base Salary	Actual Ownership Multiple(1)
Kurt J. Bitting	5.00	5.40
Michael Feehan	3.00	6.74
Joseph S. Koscinski	3.00	8.97
George L. Vann, Jr.(2)	3.00	1.10
Paul Whittleston(3)	3.00	1.17

(1)	Calculated using the average closing price of $7.39 over the 90 days preceding December 31, 2024, per the terms of our stock ownership guidelines.
(2)	Mr. Vann's five-year compliance period ends on August 8, 2027.
(3)	Mr. Whittleston’s five-year compliance period ends on September 18, 2027.

44	2025 PROXY STATEMENT

Compensation Recoupment Policy
The Company maintains two tools through which to pursue compensation recoupments: under the 2017 Plan and a standalone Policy for Recoupment of Incentive Compensation. The combination of these policies ensures the Company is compliant with SEC and NYSE requirements, while also providing broader protections that we believe are in the best interests of our stockholders. A summary of the key features of the formal legal provisions is captured below.

Element	2017 Plan	Policy for Recoupment of Incentive Compensation
Triggering events
1.
An accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws
2.
Post-employment breach of a restrictive covenant, severance, confidentiality or similar agreement in favor of the Company
3.
Termination for Cause (as defined in the 2017 Plan)
• Any financial restatement as defined within the policy, without regard to misconduct by individuals or noncompliance of the Company
Covered employees	• In relation to (1): Participants who are subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 • In relation to (2) and (3): Any award recipient under the 2017 Plan	• Current and former executive officers subject to Section 16 of the Securities and Exchange Act of 1934.
Covered compensation
•
In relation to (1): Any award covered by the 2017 Plan received during the 12-month period following the public issuance or filing with the SEC of a financial document embodying such financial reporting requirement
•
In relation to (2) and (3): Any award covered by the 2017 Plan that is exercised (stock option or stock appreciation right), vested or became payable (any other stock awards) or paid (cash) in the one-year period preceding the triggering event

•
Any incentive compensation granted, paid, earned or that become vested wholly or in part upon the attainment of any financial reporting measure received during the three fiscal years preceding that the Company determined (or reasonably should have determined) that a restatement is necessary

Compensation Committee authorities
•
In relation to (1) and (2): determining whether a triggering event has occurred
•
In relation to (1), Determining whether to pursue a recoupment
•
In relation to (1) Determining the optimal method of recoupment
• Determining whether a triggering event has occurred • Determining whether pursuing a recoupment is impractical • Determining the optimal method of recoupment

A full copy of the 2017 Plan can be found in Exhibit 10.6 of the Company’s 10-K for the fiscal year ended December 31, 2024 and the Policy for Recoupment of Incentive Compensation can be found in Exhibit 97.1 of the Company’s 10-K for the fiscal year ended December 31, 2023. No clawback-related actions pursuant to either were required in 2024.
Tax Considerations
Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally limits the deductibility of compensation paid to our NEOs to $1 million during any fiscal year. Prior to January 1, 2018, certain compensation that qualified as “performance-based” was exempted from the above deductibility limits under Section 162(m). However, the Tax Cuts and Jobs Act of 2017 generally eliminated the performance-based compensation exception, with certain limited grandfathering provisions.
Under a Section 162(m) transition rule for compensation plans or agreements of corporations which are privately held and which become publicly held in an initial public offering, compensation paid under a plan or agreement that existed prior to the initial public offering will not be subject to Section 162(m) for a transition period following the initial public offering (the “Post- IPO Transition Period”). The amendment and restatement of the 2017 Plan which stockholders approved at the 2020 annual meeting ended the Post-

2025 PROXY STATEMENT	45

IPO Transition Period with respect to the 2017 Plan. The Compensation Committee believes that its primary responsibility is to provide a compensation program in accordance with its overall compensation philosophy and policies described above, and it retains flexibility to approve or amend compensation arrangements that may result in a loss of deductibility or may not be deductible in whole or in part under Section 162(m).
2024 Summary Compensation Table
The following table sets forth certain information with respect to compensation earned by or paid to our named executive officers for the year ended December 31, 2024, and where applicable, the years ending December 31, 2023 and December 31, 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Mr. Bitting Chief Executive Officer	2024	700,000	—	2,761,375	574,971	55,770	4,092,116
	2023	700,000	—	3,481,553(4)	45,500	441,970	4,669,022
	2022	516,667	—	2,670,440	834,959	356,594	4,378,660
Mr. Feehan Chief Financial Officer	2024	400,000	—	548,266	246,416	27,683	1,222,365
	2023	400,000	—	1,123,475	19,500	123,635	1,666,610
	2022	375,000	—	2,467,452	489,023	181,073	3,512,548
Mr. Koscinski Chief Administrative Officer, Vice President, General Counsel, and Secretary	2024	446,250	—	1,096,523	238,247	29,571	1,810,591
	2023	446,250	—	1,348,167	18,854	199,318	2,012,589
	2022	425,000	—	2,217,446	480,330	400,779	3,523,555
Mr. Vann Vice President and President, Ecoservices	2024	365,000	—	328,956	184,878	25,455	904,289
	2023	365,000	—	730,259	—	31,122	1,126,381
	2022	137,500	50,000	137,765	138,961	215,807	680,033
Mr. Whittleson Vice President and President, Advanced Materials & Catalysts	2024	365,000	—	493,433	110,179	68,888	1,037,500
	2023	325,000	—	730,259	115,202	236,972	1,407,433
	2022	77,948	—	—	67,766	12,842	158,556

(1)
The amounts shown reflect the aggregate grant date fair value of RSUs and PSUs granted to each of Messrs. Bitting, Feehan, Koscinski, Vann, and Whittleston in 2024, 2023, and 2022, computed in accordance with FASB ASC Topic 718, in each case, disregarding the effects of estimated forfeitures. These amounts reflect our cumulative accounting expense over the vesting period, disregarding the effects of estimated forfeitures, and do not correspond to the actual value that may be realized by the named executive officers. For information on the valuation assumptions made in the calculation of these amounts, refer to Note 23 to the audited consolidated financial statements in our Form 10-K for the fiscal year ended December 31, 2024, Note 23 to the audited consolidated financial statements in our Form 10-K for the fiscal year ended December 31, 2023, and Note 23 to the audited consolidated financial statements in our Form 10-K for the fiscal year ended December 31, 2022. With respect to the PSUs, the aggregate grant date fair value was determined based on the probable outcome of the performance conditions associated with such awards at the date of grant. For PSUs, the aggregate grant date fair value of these awards assumes performance at 100% of target. The aggregate grant date fair value of the PSU awards assuming the maximum level of performance is achieved, is: Mr. Bitting’s 2024 grant, $3,772,351; Mr. Feehan’s 2024 grant, $696,432; Mr. Koscinski’s 2024 grant, $1,392,863; Mr. Vann’s 2024 grant, $417,855; and Mr. Whittleston’s 2024 grant, $626,772.

(2)
The amounts reported in this column represent the annual cash performance-based bonuses earned by our named executive officers under the EIP in 2024, 2023 and 2022 as a result of the achievement of certain Company performance objectives, as described above.

(3)	The amounts shown in the All Other Compensation column for 2024, 2023, and 2022, include the amounts shown below in the All Other Compensation table.
(4)	The amount reflects a revision from the figure published in last year’s proxy statement which was shown as $4,105,028 due to an inadvertent calculation error.

46	2025 PROXY STATEMENT

2024 All Other Compensation Table

Name	Year	401(k) Plan Company Match ($)	401(k) Plan Company Contribution ($)	PRA SERP Company Contribution ($)	Relocation Expenses ($)	Life Insurance ($)	Severance ($)	Dividends Equivalents ($)(1)	Housing, Car, and Tax Prep Allowance ($)	Total Other Comp ($)
Mr. Bitting(2)	2024	10,350	20,700	24,030	—	690	—	—	—	55,770
	2023	9,900	19,800	72,298	187,389	1,542	—	151,041	—	441,970
	2022	9,150	18,300	41,941	10,566	1,116	—	275,521	—	356,594
Mr. Feehan	2024	10,350	13,800	2,980	—	553	—	—	—	27,683
	2023	9,900	13,200	22,361	—	1,157	—	77,017	—	123,635
	2022	9,150	12,200	14,941	—	1,005	—	143,777	—	181,073
Mr. Koscinski	2024	10,350	13,800	4,804	—	617	—	—	—	29,571
	2023	9,900	13,200	23,863	—	1,314	—	151,041	—	199,318
	2022	9,150	12,200	22,409	—	1,314	—	355,706	—	400,779
Mr. Vann	2024	10,350	13,800	800	—	505	—	—	—	25,455
	2023	9,900	13,200	6,958	—	1,064	—	—	—	31,122
	2022	2,588	—	—	212,953	266	—	—	—	215,807
Mr. Whittleston(3)	2024	10,350	13,800	5,408	38,880	450	—	—	—	68,888
	2023	8,938	13,200	2,511	211,321	1,002	—	—	—	236,972
	2022	5,863	—	—	—	—	—	—	6,979	12,842

(1)	Represents the $1.80 per share and $3.20 per share dividends paid when RSUs vested in 2022 and 2023.
(2)	Mr. Bitting's relocation expenses include $109,298 paid to him or on his behalf and $78,091 in tax gross-up.
(3)
Mr. Whittleston's relocation expenses paid in 2023 include $150,238 paid to him or on his behalf and $61,083 in tax gross-up. Mr. Whittleston's relocation expenses paid in 2024 include $28,153 paid to him or on his behalf and $10,727 in tax gross-up.

2025 PROXY STATEMENT	47

2024 Grants of Plan-Based Awards
The following table summarizes plan-based awards granted to our NEOs for the year ended December 31, 2024.

			Estimated PossiblePayouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Bitting	EIP	—	350,000	700,000	1,400,000	—	—	—	—	—
	RSU Grant	1/22/2024	—	—	—	—	—	—	99,319	875,199
	PSU Grant	1/22/2024	—	—	—	92,225	184,449	368,898	—	1,886,175
Mr. Feehan	EIP	—	150,000	300,000	600,000	—	—	—	—	—
	RSU Grant	1/22/2024	—	—	—	—	—	—	22,702	200,050
	PSU Grant	1/22/2024	—	—	—	17,026	34,052	68,104	—	348,216
Mr. Koscinski	EIP	—	145,031	290,063	580,126	—	—	—	—	—
	RSU Grant	1/22/2024	—	—	—	—	—	—	45,403	400,091
	PSU Grant	1/22/2024	—	—	—	34,052	68,104	136,208	—	696,432
Mr. Vann	EIP	—	110,000	219,000	438,000	—	—	—	—	—
	RSU Grant	1/22/2024	—	—	—	—	—	—	13,621	120,028
	PSU Grant	1/22/2024	—	—	—	10,216	20,431	40,862	—	208,927
Mr. Whittleston	EIP	—	110,000	219,000	438,000	—	—	—	—	—
	RSU Grant	1/22/2024	—	—	—	—	—	—	20,432	180,047
	PSU Grant	1/22/2024	—	—	—	15,323	30,646	61,292	—	313,386

(1)
Represents potential payments pursuant to the EIP, the Company’s performance-based annual bonus plan. Actual amounts earned by the named executive officer under the EIP with respect to 2024 are listed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(2)
Represents grants made to the named executive officers of PSUs that will vest in February 2027 subject to achievement of TSR performance over the three-year performance period ending December 31, 2025 described above under “Long-Term Equity Based Incentive Awards” in the Compensation Discussion and Analysis, generally subject to continued service through the applicable vesting date. Depending on the level of achievement of the performance goals, an amount ranging from 0% to 200% of the target number of PSUs granted may actually be earned.

(3)
Represents grants made to the named executive officers of RSUs that vest in three equal annual installments beginning on January 22, 2025, generally subject to continued service through the applicable vesting date. See notes 1 – 4 in the “2024 Grants of Plan-Based Awards” table above.

(4)
Amounts shown reflect the aggregate grant date fair value of the equity awards granted in 2024, determined in accordance with FASB ASC Topic 718, disregarding the effects of estimated forfeitures. See note 1 to the Summary Compensation Table above.

48	2025 PROXY STATEMENT

2024 Outstanding Equity Awards at Fiscal Year End
The following table sets forth certain information with respect to outstanding equity awards held by our NEOs as of December 31, 2024.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity incentive plan awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(8)	Option Expiration Date	Number of Shares or Units of Stock That have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(9)	Equity incentive plan awards: Number of unearned `` shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(9)
Mr. Bitting
	5/4/2016(1)	38,064	—	—	3.04	5/4/2026	—	—	—	—
	1/17/2022(2)	—	—	—	—	—	24,296	185,621	—	—
	1/17/2022(3)	—	—	—	—	—	—	—	24,295	185,614
	5/3/2022(3)	—	—	—	—	—	—	—	24,876	190,053
	1/16/2023(4)	—	—	—	—	—	71,139	543,502	—	—
	1/16/2023(5)	—	—	—	—	—	—	—	106,707	815,241
	1/16/2023(5)	—	—	—	—	—	—	—	91,463	698,777
	1/22/2024(6)	—	—	—	—	—	99,319	758,797	—	—
	1/22/2024(7)	—	—	—	—	—	—	—	184,449	1,409,190
Mr. Feehan
	1/15/2017	6,620	—	—	3.98	1/15/2027	—	—	—	—
	1/17/2022(2)	—	—	—	—	—	24,296	185,621	—	—
	1/17/2022(3)	—	—	—	—	—	—	—	24,295	185,614
	1/16/2023(4)	—	—	—	—	—	33,876	258,813	—	—
	1/16/2023(5)	—	—	—	—	—	—	—	50,813	388,211
	1/22/2024(6)	—	—	—	—	—	22,702	173,443	—	—
	1/22/2024(7)	—	—	—	—	—	—	—	34,052	260,157
Mr. Koscinski
	10/2/2017	37,175	—	—	11.97	10/2/2027	—	—	—	—
	10/2/2017	18,587	—	—	11.97	10/2/2027	—	—	—	—
	1/17/2022(2)	—	—	—	—	—	24,296	185,621	—	—
	1/17/2022(3)	—	—	—	—	—	—	—	24,295	185,614
	1/16/2023(4)	—	—	—	—	—	40,651	310,574	—	—
	1/16/2023(5)	—	—	—	—	—	—	—	60,975	465,849
	1/22/2024(6)	—	—	—	—	—	45,403	346,879	—	—
	1/22/2024(7)	—	—	—	—	—	—	—	68,104	520,315
Mr. Vann
	1/16/2023(4)	—	—	—	—	—	22,020	168,233	—	—
	1/16/2023(5)	—	—	—	—	—	—	—	33,028	252,334
	1/22/2024(6)	—	—	—	—	—	13,621	104,064	—	—
	1/22/2024(7)	—	—	—	—	—	—	—	20,431	156,093
Mr. Whittleston
	1/16/2023(4)	—	—	—	—	—	22,020	168.233	—	—
	1/16/2023(5)	—	—	—	—	—	—	—	33,028	252,334
	1/22/2024(6)	—	—	—	—	—	20,432	156,100	—	—
	1/22/2024(7)	—	—	—	—	—	—	—	30,646	234,135

(1)	These options were granted in an exchange of equity in connection with a prior corporate reorganization.
(2)
Time-based RSUs vested in three equal annual installments beginning on January 5, 2023, generally provided that the NEO is still providing services on the applicable vesting date to us or one of our subsidiaries.

(3)
PSUs vested at the end of the performance period, December 31, 2024, subject to the achievement of performance goals between the period of January 1, 2022 and December 31, 2024, generally provided the NEO is still providing services on the vesting date to us or one of our subsidiaries. See “Long-Term Equity Based Incentive Awards” above. PSUs have been reported assuming target performance.

(4)
Time-based RSUs vest in three equal annual installments beginning on January 5, 2024, generally provided that the NEO is still providing services on the applicable vesting date to us or one of our subsidiaries.

2025 PROXY STATEMENT	49

(5)
PSUs will vest at the end of the performance period, December 31, 2025, subject to the achievement of performance goals between the period of January 1, 2023 and December 31, 2025, generally provided the NEO is still providing services on the vesting date to us or one of our subsidiaries. See “Long-Term Equity Based Incentive Awards” above. PSUs have been reported assuming target performance.

(6)
Time-based RSUs will vest in three equal annual installments beginning on January 22, 2025, generally provided that the NEO is still providing services on the applicable vesting date to us or one of our subsidiaries.

(7)
PSUs will vest at the end of the performance period, December 31, 2026, subject to the achievement of performance goals between the period of January 1, 2024 and December 31, 2026, generally provided the NEO is still providing services on the vesting date to us or one of our subsidiaries. See “Long-Term Equity Based Incentive Awards” above. PSUs have been reported assuming target performance.

(8)
On September 28, 2017, the option exercise prices of outstanding option awards were adjusted in connection with a prior corporate reorganization. On December 14, 2020, our Board authorized a reduction in the per share option exercise prices of outstanding option awards by $1.80, the amount per share of a special dividend declared by the Board. On August 2, 2021, our Board authorized a further reduction in the per share option exercise prices of outstanding option awards by $3.20, the amount per share of a special dividend declared by the Board.

(9)	Fair market value has been determined based on the fair market value per share of our Common Stock of $7.64, which was the closing price of a share of our Common Stock as of December 31, 2024.

50	2025 PROXY STATEMENT

Option Exercises and Stock Vested in 2024
The following table shows amounts realized by our NEOs upon the exercise of options and the vesting of RSUs and PSUs during the year ended December 31, 2024.

	Option Exercises		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(1)
Mr. Bitting	—	—	76,110	720,001
Mr. Feehan	—	—	52,604	497,634
Mr. Koscinski	—	—	60,866	575,792
Mr. Vann	—	—	11,009	104,145
Mr. Whittleston	—	—	11,009	104,145

(1)	Amounts reflect the aggregate dollar value realized upon vesting by multiplying the number of shares that vested by the market value of the underlying Common Stock on the applicable vesting date.
Retirement Plan Benefits
We maintain the Ecovyst 401(k) Savings Plan, a tax-qualified 401(k) defined contribution plan, in which substantially all of our full-time U.S. employees, including our NEOs, are eligible to participate. We currently provide an employer contribution equal to 4% of qualifying earnings and an employer matching contribution equal to 50% of a participant’s contributions up to 6% of qualifying earnings, subject to limits established by the Internal Revenue Code (the “Code”). As described in more detail below, our NEOs participate in the Ecovyst Non-Qualified Personal Retirement Account Excess Savings Plan, an excess benefit plan designed to provide supplemental contributions that cannot be provided under our 401(k) plan due to Code limits (the “PRA SERP”). We believe these plans provide our NEOs with an opportunity for tax-efficient savings and long-term financial security.
None of the NEOs received qualified retirement income benefits for 2024.
Nonqualified Deferred Compensation
All of our NEOs participate in the PRA SERP. The PRA SERP is an excess benefit plan designed to provide supplemental Personal Retirement Account contributions that cannot be provided under our 401(k) plan due to Code limits. The plan is administered by a committee appointed by the board of directors of Ecovyst Advanced Materials and Catalysts LLC.
Contributions — There are no executive contributions under the PRA SERP. Each plan year, we credit to participant accounts under the PRA SERP the excess of (a) the amount that would have been credited for that year to the participant’s Personal Retirement Account under our 401(k) plan disregarding the dollar limits imposed by the Code for maximum annual compensation over (b) the amount that was actually so credited. The plan administrator may from time to time also elect to make special contributions to participant accounts.
Earning and losses — Participant accounts are deemed to be invested in Vanguard target retirement funds based on a participant’s age. At the end of each calendar quarter, we adjust participant accounts with earnings/losses equal to that calendar quarter’s return for the applicable target retirement fund.
Vesting and distributions — Participants vest in their accounts under the PRA SERP upon completion of three years of service or, if earlier, upon the participant’s death or disability or a change in control. The value of a participant’s vested account balance is paid in a lump sum on the first to occur of the participant’s separation from service or disability, provided that distributions to “key employees” within the meaning of Section 416(i) of the Code as of the date of the participant’s separation from service will not be made until six months after the participant’s separation from service or, if earlier, the participant’s death. The following table provides information regarding participation by our NEOs in the PRA SERP during the year ended December 31, 2024.

2025 PROXY STATEMENT	51

Name	Executive Contributions in Last FY ($)	Company Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Mr. Bitting	—	24,030	15,467	—	170,503
Mr. Feehan	—	2,980	6,841	—	70,758
Mr. Koscinski	—	4,804	12,965	—	145,647
Mr. Vann	—	800	404	—	7,362
Mr. Whittleston	—	5,408	167	—	2,678

(1)	Represents Company contributions with respect to 2024 that were credited in 2025. These amounts are included in the “All Other Compensation” column of the “Summary Compensation Table” above.
(2)	Earnings are credited quarterly, based on the returns of the appropriate Vanguard Retirement Fund.
(3)	Represents balances under the PRA SERP plan as of December 31, 2024 and does not include amounts attributable to Company contributions made with respect to 2024 but not credited until 2025.
Potential Payments Upon Termination or Change in Control
Cash Severance
Messrs. Bitting, Feehan, and Koscinski each are party to a severance agreement with us that provides them with severance protections and benefits in the event of certain qualifying terminations of their employment.
The severance agreements provide for the severance payments and benefits described below in connection with specified termination events, subject to the NEO’s execution and non-revocation of a release of claims and continued compliance with the restrictive covenants described below. The terms “cause”, “good reason” and “disability” are each defined in the applicable agreements. Under the terms of their severance agreements, in the event of a termination of the NEO’s employment by the Company without cause or by the NEO with good reason, each NEO will receive: (i) his base salary and target annual incentive bonus for a two-year period following termination paid in equal installments over such two-year period in accordance with the normal payroll practices of the Company; (ii) a pro rata amount of the annual incentive bonus that would have been payable in the year of termination based on the number of days the NEO was employed during the calendar year and subject to the Company’s achievement of applicable performance goals, which amount will be paid in a lump sum at the time annual bonuses under the EIP are normally paid; and (iii) continuation of health benefits at active employee rates for 24 months (or until the NEO otherwise becomes eligible for health benefits as a result of commencing new employment) to the extent permitted by the applicable benefit plan, or reimbursement of the costs for such coverage under COBRA.
The severance agreements also provide if the employment of a NEO is terminated due to death or disability, the individual (or his estate) will receive a pro rata amount of his target annual incentive bonus.
Each of the severance agreements provides that in the event that all or any portion of the payments or benefits provided under the severance agreement would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, the NEO will be entitled to receive an amount equal to the greater of (on an after-tax basis) (i) the amount of such payments or benefits reduced so that no portion of the payments and benefits would fail to be deductible under Section 280G, or (ii) the amount otherwise payable reduced by all taxes, including the excise tax imposed under Section 4999 of the Internal Revenue Code.
The severance agreements for each NEO contain restrictive covenants for the benefit of the Company, including two-year post termination non-compete and non-solicitation covenants, a prohibition of disclosure of confidential information, an assignment of inventions and patents to the Company and perpetual confidentiality and non-disparagement covenants.
Messrs. Vann and Whittleston are covered by the Amended and Restated Severance Plan of Ecovyst Catalyst Technologies LLC, first effective as of January 1, 2020 (the “Severance Plan”). Under the terms of the Severance Plan, they are eligible to receive two weeks’ notice of termination, in addition to the severance payments. The severance payments consist of 52 weeks of severance pay, plus two weeks for each completed year of service with credit for a partial year, up to a maximum of 78 weeks. In addition, the severance payments include an amount equal to their target bonus for each year of severance paid, plus a pro rata target bonus for each fractional year of severance paid. These amounts will be paid in equal installments over the severance period. Finally, they are eligible to receive a pro rata amount of any annual incentive bonus that would have been payable in the year of termination based on actual achievement of

52	2025 PROXY STATEMENT

the applicable performance goals, which amount will be paid in a lump sum at the time annual bonuses are normally paid, provided the effective date of termination was on or after July 1 in the year of termination; as well as continuation of health benefits at active employee rates over the severance period (or until they otherwise have access to substantially equivalent health benefits as a result of commencing new employment).
Equity Awards
The non-vested portion of equity awards subject to time vesting will forfeit upon a change of control of the Company unless the successor determines to maintain the awards for executives whose employment continues.
A portion of the PSUs granted in 2023, 2024 and 2025 may be deemed earned and may vest upon a change of control, with such portion to be determined by the Compensation Committee based on the level of achievement of the applicable performance measures prior to the change of control.
Upon a termination of the NEO’s employment due to disability, retirement, without cause, or for good reason (if applicable), a pro rata portion of the target number of PSUs granted in 2023, 2024 and 2025 will remain outstanding until the applicable vesting date of the award and will be eligible to be earned based on actual performance, with such pro rata portion based on the number of days of the performance period that occurred prior to the termination of employment. Upon a termination of the NEO’s employment due to death, a pro rata portion of the target number of PSUs granted in 2023, 2024 and 2025 will be deemed earned at target levels and will vest, with such pro rata portion based on the number of days of the performance period that occurred prior to the NEO’s death.
With respect to time-based restricted stock units granted in the period from 2023 – 2025, and outstanding time-based stock options, there would be no acceleration of vesting on a termination of employment prior to the applicable vesting date of the award.
Severance Benefits
The tables below show the estimated value of the severance benefits that each of our currently employed NEOs would have been entitled to receive if his employment was terminated by us without cause or by the NEO for good reason or the termination was due to death, disability, or retirement or in connection with a change in control. The table below assumes that such termination occurred on December 31, 2024. The table below also shows the estimated value associated with the acceleration of certain outstanding equity awards upon death, disability or retirement, assuming that one of those events occurred on December 31, 2024. The actual amounts that would be paid to any NEO can only be determined at the time an actual termination of employment or death, disability or retirement occurs or in the event of a change of control, and could vary from those listed below.

	Termination without Cause or for Good Reason without a Change in Control
Executive	Severance Pay ($)(1)	Benefits ($)(2)	Equity Vesting ($)	Total ($)
Mr. Bitting	2,800,000	62,592	—	2,862,592
Mr. Feehan	1,400,000	62,592	—	1,462,592
Mr. Koscinski	1,472,625	18,120	—	1,490,745
Mr. Vann	640,154	25,410	—	665,564
Mr. Whittleston	570,000	36,512	—	606,512

2025 PROXY STATEMENT	53

	Termination without Cause or for Good Reason with a Change in Control
Executive	Severance Pay ($)(1)	Benefits ($)(2)	Equity Vesting ($)	Total ($)
Mr. Bitting	2,800,000	62,592	—	2,862,592
Mr. Feehan	1,400,000	62,592	—	1,462,592
Mr. Koscinski	1,472,625	18,120	—	1,490,745
Mr. Vann	640,154	25,410	—	665,564
Mr. Whittleston	570,000	36,512	—	606,512

Change of Control - No Termination
Executive	Severance Pay ($)(1)	Benefits ($)(2)	Equity Vesting ($)	Total ($)
Mr. Bitting	—	—	—	—
Mr. Feehan	—	—	—	—
Mr. Koscinski	—	—	—	—
Mr. Vann	—	—	—	—
Mr. Whittleston	—	—	—	—

	Termination Due to Death, Disability or Retirement
Executive	Severance Pay ($)(1)	Benefits ($)(2)	Equity Vesting ($)(3)	Total ($)
Mr. Bitting	—	—	1,478,928	1,478,928
Mr. Feehan	—	—	345,492	345,492
Mr. Koscinski	—	—	483,956	483,956
Mr. Vann	—	—	246,243	246,243
Mr. Whittleston	—	—	246,243	246,243

(1)
Represents the cash severance amounts that would have been payable as a result of the event described in the table above, based on the NEO’s base salary and target bonus amount in effect as of December 31, 2024, and without including any accrued but unpaid compensation, paid time-off or any bonus earned with respect to 2024 performance (pro rata or otherwise). The cash severance amounts that would have been payable to each of our NEOs in connection with a termination of employment under various circumstances are described in more detail above.

(2)
Represents the estimated value of the Company-paid portion of the premium for health benefits for the applicable period. For purposes of these calculations, the estimates are based on the Company’s contribution rates as in effect on January 1, 2025.

(3)	Represents the value of pro rata portion of the target number of PSUs granted in 2023 and 2024 assuming that the NEO’s death, disability, or retirement occurred on December 31, 2024.
CEO Pay Ratio
As required by SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported below.
The median of the annual total compensation of all employees in our Company for 2024, except for our CEO, was $125,166. The total annualized compensation for our CEO for 2024 was $4,092,116. The resulting 2024 ratio of annual total compensation of our CEO to the median of the annual total compensation of all our other employees is estimated to be 32.69:1.
We chose a measurement date of December 31, 2024 for identifying our median employee. We examined the annual base salary or base rate of pay of all our employees, excluding our CEO, who were employed by us on December 31, 2024. We included all U.S. and non-U.S. employees who worked full-time, part-time or as interns. The use of annual base salary or base rate of pay is a consistently applied compensation measure that we believe reasonably reflects the compensation for our employee population.

54	2025 PROXY STATEMENT

In the case where a full-time or a regular scheduled part-time employee was employed on December 31, 2024, but was not employed by the Company for all of 2024, the base salary or base rate of pay was annualized. Regular scheduled part-time employees were not converted into full-time equivalents. Annual base salary or base rate of pay, as applicable, includes overtime, shift premium, vacation and paid sick time. The base salaries or base rates of pay of non-U.S. employees were converted into U.S. dollars using the Company’s internal year to date average exchange rates.
After identifying the median employee based on the above methodology, we calculated that individual’s total annual compensation using the same methodology set forth in the 2024 Summary Compensation Table in this Proxy Statement.

2025 PROXY STATEMENT	55

Pay vs. Performance

Year	Summary Compensation Table Total for First PEO(1)	Summary Compensation Table Total for Second PEO(1)	Compensation Actually Paid to First PEO(1)(2)	Compensation Actually Paid to Second PEO(1)(2)	Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(2)(3)	Value of Initial Fixed $100 Investment Based On:(4)		Net Income ($ Thousands)	Adjusted EBITDA ($ Thousands)
							Total Shareholder Return	Peer Group Total Shareholder Return(5)
2024	$4,092,116	N/A	$1,213,158	N/A	$1,243,731	$524,539	$63	$131	($6,700)	$238,200
2023	$4,669,022(6)	N/A	$4,385,674	N/A	$1,553,253	$1,574,071	$80	$129	$71,200	$259,900
2022	$8,958,314	$4,378,660	($306,892)	$3,755,039	$2,232,721	$1,293,593	$73	$113	$69,800	$276,800
2021	$8,953,055	N/A	$7,292,777	N/A	$2,421,693	$2,056,217	$84	$134	$1,800	$227,600
2020	$5,580,953	N/A	$5,124,015	N/A	$1,926,164	$1,748,569	$95	$115	$54,300	$192,600

(1)
The Principal Executive Officer (“PEO”) for 2023 and 2024 was Kurt J. Bitting, Chief Executive Officer and he is referenced as the “First PEO” for 2023 and 2024 in the charts in this section. The PEO for 2020, 2021, and 2022 was Belgacem Chariag, former Chairman, President, and Chief Executive Officer (whose employment was terminated without cause by the Board on April 25, 2022), and he is referenced as the “First PEO” for 2020, 2021 and 2022 in the charts in this section. Mr. Bitting became our Chief Executive Officer effective April 25, 2022 and is referenced as the “Second PEO” for 2022 in the charts in this section.

(2)
Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718.

(3)	The non-PEO NEOs for 2020 through 2024 and their respective titles during such year were as follows:

2020	2021	2022	2023	2024
Michael Crews, Executive Vice President and Chief Financial Officer	Thomas Schneberger, Vice President and President — Catalyst Technologies	Michael Feehan, Vice President and Chief Financial Officer	Michael Feehan, Vice President and Chief Financial Officer	Michael Feehan, Vice President and Chief Financial Officer
Ray Kolberg, Vice President and President — Catalysts	Kurt Bitting, Vice President and President — Ecoservices	Joseph S. Koscinski, Vice President, General Counsel and Secretary	Joseph S. Koscinski, Chief Administrative Officer, Vice President, General Counsel and Secretary	Joseph S. Koscinski, Chief Administrative Officer, Vice President, General Counsel and Secretary
Joseph S. Koscinski, Vice President, General Counsel and Secretary	Michael Feehan, Vice President and Chief Financial Officer	George L. Vann, Jr., Vice President and President — Ecoservices	George L. Vann, Jr., Vice President and President — Ecoservices	George L. Vann, Jr., Vice President and President — Ecoservices
Albert F. Beninati, Jr., Vice President and President — Performance Chemicals	Joseph S. Koscinski, Vice President, General Counsel and Secretary	Paul Whittleston, Vice President — Strategy and Business Development	Paul Whittleston, Vice President and President — Catalyst Technologies	Paul Whittleston, Vice President and President — Advanced Materials and Catalysts
Scott Randolph, Vice President and President — Performance Materials	Albert F. Beninati, Jr., Vice President and President — Performance Chemicals	Thomas Schneberger, President of Ecovyst and President — Catalyst Technologies
Michael Crews, Executive Vice President and Chief Financial Officer

(4)
For purposes of calculating the cumulative total shareholder return, the measurement period is the market close on the last trading day before fiscal year 2020, through and including the end of the fiscal year for which cumulative total shareholder return is being calculated. TSR and peer group TSR has been calculated based on a fixed investment of one hundred dollars at the beginning of the measurement point. TSR Values for 2022, 2021 and 2020 have been revised from those shown in the first Pay-Versus-Performance table in our Definitive Proxy Statement filed in 2023 to reflect a correction in the calculation of TSR.

56	2025 PROXY STATEMENT

(5)
The peer group for 2024 used in this calculation is defined as the “2024 Compensation Peer Group” on page 37. The only adjustment to the peer group for 2024 approved in October 2023 was the removal of GCP Applied Technologies following their acquisition. The returns of each issuer of the group were weighted according to the respective issuers’ stock market capitalization at the beginning of the period for which a return is indicated.

(6)	The amount reflects a revision from the figure published in last year's proxy statement which was shown as $5,292,498 due to an inadvertent calculation error.

Year	Summary Compensation Table Total for First PEO	Exclusion of Stock Awards and Option Awards for First PEO	Inclusion of Equity Values for First PEO	Compensation Actually Paid to First PEO(1)
	(a)	(b)	(c)	(d)
2024	$4,092,116	($2,761,375)	($117,583)	$1,213,158
2023	$4,669,022	($3,481,553)(1)	$3,198,205	$4,385,674
2022	$8,958,314	($5,869,774)	($3,395,432)	($306,892)
2021	$8,953,055	($6,000,007)	$4,339,729	$7,292,777
2020	$5,580,953	($3,999,998)	$3,543,060	$5,124,015

(1)	This amount reflects a revision from the figure published in last year’s proxy statement which was shown as $4,105,028 due to an inadvertent calculation error

Year	Summary Compensation Table Total for Second PEO	Exclusion of Stock Awards and Option Awards for Second PEO	Inclusion of Equity Values for Second PEO	Compensation Actually Paid to Second PEO(1)
	(a)	(b)	(c)	(d)
2022	$4,378,660	($2,670,440)	$2,046,819	$3,755,039

Year	Average Summary Compensation Table Total for Non-PEO NEOs	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs	Average Inclusion of Equity Values for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs(1)
	(a)	(b)	(c)	(d)
2024	$1,243,731	($616,794)	($102,398)	$524,539
2023	$1,553,253	($983,040)	$1,003,858	$1,574,071
2022	$2,232,721	($1,498,620)	$559,493	$1,293,593
2021	$2,421,693	($1,333,333)	$967,858	$2,056,217
2020	$1,926,164	($930,005)	$752,409	$1,748,569

(1)
The calculation used for Compensation Actually Paid is columns (a) + (b) + (c) = (d). Instances in which the figure in column (d) does not align with the total sum of columns (a), (b) and (c) is the result of rounding the other columns to the nearest whole dollar.

The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year that Remained Unvested as of Last Day of Year for First PEO	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for First PEO	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for First PEO	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for First PEO	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for First PEO	Value of Dividends or Other Earnings Paid on Equity Awards not Otherwise Included for First PEO	Total Inclusion of Equity Values for First PEO(1)
	(a)	(b)	(c)	(d)	(e)	(f)	(g)
2024	$1,449,715	($1,317,798)	—	($38,816)	($210,685)	—	($117,583)
2023	$3,046,036	($119,368)	—	$433,439	($161,902)	—	$3,198,205
2022	$52,192	($254,446)	—	$34,177	($3,227,355)	—	($3,395,432)
2021	$5,150,840	($858,578)	—	$47,466	—	—	$4,339,729
2020	$4,202,039	($196,873)	—	($462,107)	—	—	$3,543,060

2025 PROXY STATEMENT	57

Year	Year-End Fair Value of Equity Awards Granted During Year that Remained Unvested as of Last Day of Year for Second PEO	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Second PEO	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Second PEO	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Second PEO	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Second PEO	Value of Dividends or Other Earnings Paid on Equity Awards not Otherwise Included for Second PEO	Total Inclusion of Equity Values for Second PEO(1)
	(a)	(b)	(c)	(d)	(e)	(f)	(g)
2022	$2,199,740	($159,076)	—	$6,156	—	—	$2,046,819

Year	Average Year-End Fair Value of Equity Awards Granted During Year that Remained Unvested as of Last Day of Year for Non-PEO NEOs	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs	Average Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs	Average Value of Dividends or Other Earnings Paid on Equity Awards not Otherwise Included for Non-PEO NEOs	Average Total Inclusion of Equity Values for Non-PEO NEOs(1)
	(a)	(b)	(c)	(d)	(e)	(f)	(g)
2024	$338,619	($334,200)	—	($17,275)	($89,542)	—	($102,398)
2023	$883,892	($31,121)	—	$201,003	($49,916)	—	$1,003,858
2022	$811,571	($51,158)	—	$840	($201,761)	—	$559,493
2021	$1,109,321	($148,209)	—	$6,746	—	—	$967,858
2020	$969,619	($42,613)	—	($174,596)	—	—	$752,409

(1)
The calculation used for Compensation Actually Paid is columns (a) + (b) + (c) + (d) + (e) + (f) = (g). Instances in which the figure in column (g) does not align with the total sum of columns (a), (b), (c), (d), (e) and (f) is the result of rounding the other columns to the nearest whole number.

* Assumes $100 invested at market close of December 31, 2019 in stock or index, including reinvestment of dividends.

58	2025 PROXY STATEMENT

* Assumes $100 invested at market close of December 31, 2019 in stock or index, including reinvestment of dividends.

2025 PROXY STATEMENT	59

Tabular List of Most Important Financial Performance Measures
The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO and other NEOs for 2024 to Company performance.

Financial Performance Measures
Adjusted EBITDA	Adjusted Free Cash Flow	TSR

Equity Compensation Plan Information
The following table gives information, as of December 31, 2024, about our Common Stock that may be issued upon the exercise of options and settlement of other equity awards under all compensation plans under which equity securities are reserved for issuance. The PQ Group Holdings Inc. Stock Incentive Plan (“SIP”) and the 2017 Plan are our only equity compensation plans pursuant to which our equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (#)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,383,130	8.44	8,104,734
Equity compensation plans not approved by security holders	0	0	0
Total	3,383,130	8.44	8,104,734

(a)
Represents the number of underlying shares of our Common Stock associated with outstanding options, RSUs and PSUs under the 2017 Plan and SIP and includes 248,361 stock options granted under the SIP, 367,100 stock options granted under the 2017 Plan, 1,956,212 RSUs granted under the 2017 Plan, and 811,457 PSUs granted under the 2017 Plan assuming performance at 100% of target.

(b)
Represents weighted-average exercise price of options outstanding under the SIP and the 2017 Plan and takes into account the reduction in option exercise prices of outstanding option awards by $5.00, which is equal to the $1.80 per share of a special dividend declared by our Board on December 14, 2020 plus the $3.20 per share of a special dividend declared by our Board on August 2, 2021. See note 1 above with respect to RSUs granted under the 2017 Plan. The weighted-average exercise price does not take these awards into account.

(c)
Represents the number of underlying shares of our Common Stock authorized for issuance under future equity awards granted under the 2017 Plan, which reflects PSU performance at 100% of target. At maximum performance of 200% of target, the number of securities remaining available for future issuance under equity compensation plans would decrease to 6,751,325.

60	2025 PROXY STATEMENT

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION
As required by Section 14A of the Exchange Act, we are offering our stockholders an opportunity to cast an advisory vote on the compensation of our NEOs, as disclosed in this Proxy Statement. Although the vote is non-binding, we value continuing and constructive feedback from our stockholders on compensation and other important matters. Our Board and the Compensation Committee expect to consider the voting results when making future compensation decisions.
As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, we believe that our executive compensation program enables us to attract, retain, and motivate a high-performing executive management team that improves our fundamental financial performance and provides value to the Company and its stockholders.
We ask for your advisory vote on the following resolution:
“RESOLVED, that the stockholders hereby approve the compensation of Ecovyst Inc.’s named executive officers, as described in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”
Generally, approval of any matter presented to stockholders requires the affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting and voting on the matter. However, because this vote is advisory and non-binding there is no “required” vote that would constitute approval.
The Board recommends that you vote “FOR” approval of this proposal.

2025 PROXY STATEMENT	61

AUDIT COMMITTEE MATTERS
Audit Committee Report
The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended or the Exchange Act.
We operate in accordance with a written charter adopted by the Board and reviewed annually by the Audit Committee. We are responsible for overseeing the quality and integrity of the Company’s accounting, auditing and financial reporting practices. In accordance with the rules of the Securities Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”), the Audit Committee is composed entirely of members who are independent, as defined by the listing standards of the NYSE and the Company’s Corporate Governance Guidelines. Further, the Board has determined that each of Ms. Ward, Mr. Brown and Ms. Lorance is an audit committee financial expert as defined by the rules of the SEC.
The Audit Committee met five times during fiscal 2024 with the Company’s management and PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm, including, but not limited to, meetings held to review and discuss the annual audited and quarterly financial statements and the Company’s earnings press releases.
We believe that we fully discharged our oversight responsibilities as described in our charter, including with respect to the audit process. We have discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC and have received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and discussed with PwC its independence. We discussed with management, the internal auditors and PwC the Company’s internal control over financial reporting and the internal audit function’s organization, responsibilities, budget, and staffing. We reviewed with both PwC and our internal auditors their audit plans, audit scope, identification of audit risks and their audit efforts.
We discussed and reviewed with PwC their communications required by the Standards of the PCAOB and, with and without management present, discussed and reviewed the results of PwC’s audit of the Company’s financial statements. We also discussed the results of the internal audits with and without management present.
We reviewed the audited consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2024 with management and PwC. Management has the responsibility for the preparation of the Company’s financial statements, and PwC has the responsibility for the audit of those statements.
Based on these reviews and discussions with management and PwC, we approved the inclusion of the Company’s audited financial statements in its Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the SEC. We also have selected PwC as the independent registered public accounting firm for the year ended December 31, 2025, subject to ratification by the Company’s stockholders.
Audit Committee
Susan F. Ward, Chairperson
Bryan K. Brown
Sarah Lorance

62	2025 PROXY STATEMENT

Audit and Other Fees
The aggregate fees that Ecovyst paid for professional services rendered by PwC for the fiscal year ended December 31, 2024 and the fiscal year ended December 31, 2023 were:

Fees	Fiscal 2024	Fiscal 2023
Audit Fees (1)	$2,224,225	$2,387,700
Audit Related Fees	—	—
Tax Fees(2)	$300,000	$335,000
All Other Fees(3)	$5,400	$4,100
Total Fees	$2,529,625	$2,726,800

(1)
Audit fees were for professional services rendered for the audit of our annual audited consolidated financial statements and review of our quarterly financial statements, advice on accounting matters directly related to the audit and audit services, and assistance with review of documents filed with the SEC.

(2)	Tax fees were for professional services related to tax compliance and tax consulting services.
(3)	All other fees were for technical research software license fees and non-audit services.
The Audit Committee pre-approves all audit services and all permitted non-audit services, including engagement fees and terms, to be provided by the independent auditors. Our policies prohibit the Company from engaging PwC to provide any non-audit services prohibited by applicable SEC rules. In addition, we evaluate whether the Company’s use of PwC for permitted non-audit services is compatible with maintaining the Company’s independence and objectivity. After review of the non-audit services provided, we concluded that PwC’s provision of these non-audit services, all of which were approved in advance, is compatible with its independence.
PROPOSAL 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board has appointed PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2025. We are asking stockholders to ratify this appointment. PwC has served as our independent registered public accounting firm since 2015. Representatives of PwC will attend the Annual Meeting, where they will have the opportunity to make a statement if they wish to do so and will be available to answer questions from the stockholders.
The Board recommends a vote “FOR” the ratification of appointment of independent registered public accounting firm.

2025 PROXY STATEMENT	63

OTHER INFORMATION
Stockholder Proposals for the 2026 Annual Meeting
Our stockholders may submit a proposal to be considered for a vote at our 2026 annual meeting of stockholders. If you wish to submit a proposal for consideration, you should adhere to the following procedures as prescribed in our Bylaws or Rule 14a-8 under the Exchange Act (“Rule 14a-8”).
Under Rule 14a-8, a stockholder who intends to present a proposal at the 2026 annual meeting of stockholders and who wishes the proposal to be included in the proxy materials for that meeting must submit the proposal in writing to us so that it is received by our Secretary no later than December 9, 2025. Please refer to Rule 14a-8 for the requirements that apply to these proposals. Any proposals received after this date will be considered untimely under Rule 14a-8. Written proposals may be mailed to us at Ecovyst Inc., 600 Lee Road, Suite 200 Wayne, Pennsylvania 19087, Attn: Secretary.
In addition, a stockholder may nominate a director or present any other proposal at the 2026 annual meeting of stockholders by complying with the requirements set forth in Section 1.2 (Advance Notice of Nominations and Proposals of Business) of our Bylaws by providing written notice of the nomination or proposal to our Secretary no earlier than January 8, 2026 and no later than February 7, 2026. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Our Bylaws describe the requirements for submitting proposals at the Annual Meeting. The notice must be given in the manner and must include the information and representations required by our Bylaws.
Annual Report on Form 10-K
Our Annual Report on Form 10-K for the year ended December 31, 2024 is available without charge to each stockholder, upon written request to the Secretary at our principal executive offices at 600 Lee Road, Suite 200 Wayne, Pennsylvania 19087 and is also available by clicking “SEC Filings” in the Investors section of our website, www.ecovyst.com.
Stockholder Account Maintenance
Our transfer agent is Equiniti Trust Company, LLC (“EQ”). All communications concerning accounts of stockholders of record, including address changes, name changes, inquiries as to requirements to transfer Ecovyst stock and similar issues, can be handled by calling EQ toll-free at (800) 468-9716 or by accessing EQ’s website at www.equiniti.com.
Householding of Proxy Materials
Like many other companies, brokers, banks, and nominee record holders, we participate in a practice commonly known as “householding,” where a single copy of our Proxy Statement, 2024 Annual Report is sent to one address for the benefit of two or more stockholders sharing that address unless we have received contrary instructions. However, a separate proxy card will still be provided for each stockholder sharing an address. Householding is permitted under rules adopted by the SEC as a means of satisfying the delivery requirements for proxy statements and annual reports, potentially resulting in extra convenience for stockholders and cost savings for companies. If you hold your shares through a broker, you may have consented to reducing the number of copies of materials delivered to your address. In the event you wish to revoke your consent provided to a broker, you must contact that broker to revoke your consent. If you are subject to householding, we will promptly deliver a separate copy of either document to you if you contact our Secretary at Ecovyst Inc., 600 Lee Road, Suite 200 Wayne, Pennsylvania 19087 or call us at (484) 617-1200. If you receive multiple copies of our Proxy Statement and 2024 Annual Report at your household and wish to receive only one, please notify your broker or contact our Secretary.
Other Matters
At the time of mailing of this Proxy Statement, we do not know of any other matter that may come before the Annual Meeting and do not intend to present any other matter. However, if any other matters properly come before the meeting or any adjournment, the person(s) named as proxies will have discretionary authority to vote the shares represented by the proxies in accordance with their own judgment, including the authority to vote to adjourn the meeting.

64	2025 PROXY STATEMENT

ACCELERATING THE TRANSITION TO A SUSTAINABILITY-DRIVEN FUTURE

Ecovyst Inc.
600 Lee Road, Suite 200 | Wayne, PA 19087
(484) 617-1200

www.ecovyst.com

SCAN TO
VIEW MATERIALS & VOTE

ECOVYST INC.
600 LEE ROAD, SUITE 200
WAYNE, PA 19087

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
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DETACH AND RETURN THIS PORTION ONLY

	For All	Withhold All	For All Except
The Board of Directors recommends you vote FOR the following:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01) Bryan K. Brown 02) Susan F. Ward

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. To approve, on an advisory basis, the compensation paid by Ecovyst Inc. to its named executive officers.	☐	☐	☐
3. To ratify the appointment of PricewaterhouseCoopers LLP as Ecovyst Inc.'s independent registered public accounting firm for the fiscal year ending December 31, 2025.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000668558_1 R1.0.0.2

ECOVYST INC.
Annual Meeting of Stockholders
May 8, 2025 8:30 a.m. ET
This proxy is solicited by the Board of Directors

The undersigned hereby appoints JOSEPH S. KOSCINSKI as proxy of the undersigned with all the powers the undersigned would possess if present during the 2025 Annual Meeting, and with full power of substitution to appear, represent and vote all shares of common stock of Ecovyst Inc. which the undersigned would be entitled to vote at the 2025 Annual Meeting of Stockholders, to be conducted exclusively via live webcast at www.virtualshareholdermeeting.com/ECVT2025 on Thursday, May 8, 2025 at 8:30 a.m. ET, and at any adjournment or postponement thereof.

If the undersigned is a participant in the Ecovyst Inc. Savings Plan and has common stock allocated to a plan account, the undersigned hereby instructs the trustee of the plan to vote all such shares of common stock in accordance with the instructions on the reverse side of this ballot (or if no instructions are provided, then in accordance with the recommendations of the Board of Directors) at the 2025 Annual Meeting and at any adjournment or postponement thereof. If timely instructions are not received by the trustee, the trustee will vote all such shares of stock at the 2025 Annual Meeting and any adjournment or postponement thereof in the same proportion as shares for which voting instructions were received under the plan.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS INDICATED, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF ALL OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2, AND FOR PROPOSAL 3. AS TO ANY OTHER MATTER THAT MAY BE PROPERLY BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, PROXY HOLDERS WILL VOTE IN ACCORDANCE WITH THEIR BEST JUDGMENT.

The Board of Directors recommends a vote FOR the election of all director nominees, FOR Proposal 2, and FOR Proposal 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

0000668558_2 R1.0.0.2

Continued and to be signed on reverse side